UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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EASTERLY GOVERNMENT PROPERTIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held on May 5, 2020

Dear Stockholder:

You are invited to attend the 2020 annual meeting of stockholders of Easterly Government Properties, Inc., a Maryland corporation, which will be held on Tuesday, May 5, 2020, at 1:00 p.m., Eastern Time, at 2101 L Street NW, Suite 650, Washington, D.C. 20037. The annual meeting will be held for the following purposes:

1.

To elect the eight director nominees named in the accompanying proxy statement to serve on our Board of Directors until our next annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To hold a non-binding advisory vote on the compensation of our named executive officers, as described in the accompanying proxy statement; and
3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

In addition, stockholders may be asked to consider and vote upon any other matters that may properly be brought before the annual meeting and at any adjournments or postponements thereof.

Any action may be taken on the foregoing matters at the annual meeting on the date specified above, or on any date or dates to which the annual meeting may be adjourned, or to which the annual meeting may be postponed.

Our Board of Directors has fixed the close of business on March 20, 2020 as the record date for determining the stockholders entitled to notice of, and to vote at, the annual meeting and at any adjournments or postponements thereof.  The proxy statement and proxy card are being mailed to you on or about April 6, 2020.

By Order of our Board of Directors,

William C. Trimble, III
Chief Executive Officer, President and Director

Washington, D.C.

April 6, 2020

Whether or not you plan to attend the annual meeting, please complete, sign, date and promptly return the enclosed proxy card or authorize your proxy by telephone or the Internet. For specific instructions on voting, please refer to the instructions on the proxy card or the information forwarded by your broker, bank or other holder of record. If you attend the annual meeting, you may vote in person if you wish, even if you have previously returned your proxy card. Please note that if your shares are held of record by a bank, broker or other nominee and you wish to vote in person at the annual meeting, you must obtain a proxy issued in your name from such bank, broker or other nominee.

We are actively monitoring the coronavirus (COVID-19) situation and are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our annual meeting in person on May 5, we will announce alternative arrangements for the meeting as promptly as practicable, which may include changes to the time, place and/or manner of the meeting. Please monitor our annual meeting website at http://ir.easterlyreit.com/news for updated information. If you are planning to attend our meeting, please check the website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 5, 2020.  The Proxy Statement and our 2020 Annual Report to Stockholders are available at: http://www.viewproxy.com/easterlygvtprop/2020.

(i)

(ii)

EASTERLY GOVERNMENT PROPERTIES, INC.
2101 L Street NW, Suite 650
Washington, D.C. 20037

PROXY STATEMENT

FOR OUR 2020 ANNUAL MEETING OF STOCKHOLDERS
to be held on May 5, 2020

We are sending these proxy materials to our stockholders in connection with the solicitation of proxies by the Board of Directors, or the Board, of Easterly Government Properties, Inc., a Maryland corporation, for use at our 2020 annual meeting of stockholders to be held on Tuesday, May 5, 2020, at 1:00 p.m., Eastern Time, at 2101 L Street NW, Suite 650, Washington, D.C. 20037, or at any postponement or adjournment of the annual meeting. We are actively monitoring the coronavirus (COVID-19) situation and are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible or advisable to hold our annual meeting in person on May 5, we will announce alternative arrangements for the meeting as promptly as practicable, which may include changes to the time, place and/or manner of the meeting. Please monitor our annual meeting website at http://ir.easterlyreit.com/news for updated information. If you are planning to attend our meeting, please check the website one week prior to the meeting date. As always, we encourage you to vote your shares prior to the annual meeting.

References in this proxy statement to “we,” “us,” “our,” “ours,” and the “Company” refer to Easterly Government Properties, Inc., unless the context otherwise requires. This proxy statement and a form of proxy have been made available to our stockholders on the Internet and will be mailed to stockholders on or about April 6, 2020.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who is entitled to vote at the annual meeting?

Holders of record of our common stock, $0.01 par value per share, at the close of business on March 20, 2020, the record date for the annual meeting, are entitled to receive notice of the annual meeting and to vote at the annual meeting.  If you are a holder of record of our common stock as of the record date, you may vote the shares that you held on the record date even if you sell such shares after the record date.  Each outstanding share as of the record date entitles its holder to cast one vote for each matter to be voted upon and, with respect to the election of directors, one vote for each director to be elected. Stockholders do not have the right to cumulate voting for the election of directors.

What is the purpose of the annual meeting?

At the annual meeting, you will be asked to vote on the following proposals:

•

Proposal 1:  the election of the eight director nominees named in this proxy statement to serve on the Board until our next annual meeting of stockholders and until their successors are duly elected and qualified;

•	Proposal 2: the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as described in this proxy statement; and
•	Proposal 3: the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

You also may be asked to consider and act upon any other matters that may properly be brought before the annual meeting and at any adjournments or postponements thereof.

What constitutes a quorum?

The presence, in person or by proxy, of holders of a majority of the total number of outstanding shares entitled to vote at the annual meeting is necessary to constitute a quorum for the transaction of any business at the annual meeting.  As of the record date, there were 75,074,292 shares outstanding and entitled to vote at the annual meeting.

Each share of common stock outstanding on the record date is entitled to one vote on each matter properly submitted at the annual meeting and, with respect to the election of directors, one vote for each director to be elected. Abstentions and “broker non-votes” (i.e., shares represented at the meeting held by brokers, as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which, on a particular matter, the broker does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the annual meeting.

What vote is required to approve each proposal?

In respect of Proposal 1, a director nominee is elected if he or she receives more votes for his or her election than votes against his or her election. Under our Amended and Restated Corporate Governance Guidelines, any incumbent director who fails to be elected by a majority of the votes cast in an uncontested election is required to promptly submit a written offer to resign to the Board. Our Nominating and Corporate Governance Committee is required to make a recommendation to the Board with respect to the resignation. The Board is required to take action with respect to this recommendation and to disclose its decision and, if applicable, the Board’s reasons for rejecting the tendered resignation. The policy is described more fully below under the caption “Corporate Governance Matters—Annual Elections; Majority Voting.” With respect to Proposal 1, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the election of directors.

A majority of all of the votes cast at the annual meeting at which a quorum is present is required for approval of each of Proposals 2 and 3.  In respect of Proposals 2 and 3, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the votes for these proposals.

Can I change my vote after I submit my proxy card?

If you cast a vote by proxy, you may revoke it at any time before it is voted by:

•	filing a written notice revoking the proxy with our Secretary at our address;
•	properly submitting to us a proxy with a later date; or
•	appearing in person and voting by ballot at the annual meeting.

If you attend the annual meeting, you may vote in person whether or not you previously have given a proxy, but your presence (without further action) at the annual meeting will not constitute revocation of a previously given proxy.  Unless you have received a legal proxy to vote the shares, if you hold your shares through a bank, broker or other nominee, that is, in “street name,” only that bank, broker or other nominee can revoke your proxy on your behalf.

You may revoke a proxy for shares held by a bank, broker or other nominee by submitting new voting instructions to the bank, broker or other nominee or, if you have obtained a legal proxy from the bank, broker or other nominee giving you the right to vote the shares at the annual meeting, by attending the annual meeting and voting in person.

How do I vote?

Voting in Person at the Annual Meeting.  If you hold your shares in your own name as a holder of record with our transfer agent, American Stock Transfer & Trust Company, LLC, and attend the annual meeting, you may vote in person at the annual meeting.  If your shares are held by a bank, broker or other nominee, that is, in “street name,” and you wish to vote in person at the annual meeting, you will need to obtain a legal proxy from the bank, broker or other nominee that holds your shares of record.

Voting by Proxy.  If your shares are registered directly in your name with our transfer agent, the proxy materials were mailed directly to you by us. In that case, you may instruct the proxy holders named in the enclosed proxy card how to vote your shares of common stock in one of the following ways:

Vote online.  You can access proxy materials and vote at www.viewproxy.com/easterlygvtprop/2020. To vote online, you must have the stockholder identification number provided in the enclosed proxy card.

Vote by telephone.  You also have the option to vote by telephone by following the “Vote by Phone” instructions on the enclosed proxy card.

Vote by regular mail.  If you would like to vote by mail, then please mark, sign and date your proxy card and return it promptly in the postage-paid envelope provided.

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the proxy materials were forwarded to you by that organization. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account. You should instruct your broker or nominee how to vote your shares by following the voting instructions provided by your broker or nominee.

Even if you plan to attend the annual meeting, we recommend that you submit a proxy to vote your shares in advance so that your vote will be counted if you later are unable to attend the annual meeting.

How is my vote counted?

If you authorize your proxy to vote your shares electronically via the Internet or by telephone, or, if you properly marked, signed, dated and returned the proxy card mailed to you, the shares that the proxy represents will be voted in the manner specified on the proxy. If no specification is made, your shares will be voted “for” the election of the director nominees named in this proxy statement, “for” the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as described in this proxy statement, and “for” ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. It is not anticipated that any matters other than those set forth in this proxy statement will be presented at the annual meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders. In addition, since no stockholder proposals or nominations were received on a timely basis, no such matters will be brought to a vote at the annual meeting.

How does the Board recommend that I vote on each of the proposals?

The Board recommends that you vote:

•

FOR Proposal 1: the election of each of Darrell W. Crate, William C. Trimble, III, Michael P. Ibe, William H. Binnie, Cynthia A. Fisher, Scott D. Freeman, Emil W. Henry, Jr. and Tara S. Innes as directors to serve on the Board until our next annual meeting of stockholders and until their successors are duly elected and qualified;

•	FOR Proposal 2: the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as described in this proxy statement; and
•	FOR Proposal 3: the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

What other information should I review before voting?

Our 2019 Annual Report to Stockholders, or our annual report, including our Annual Report on Form 10-K, which contains financial statements for the fiscal year ended December 31, 2019, is being mailed to you concurrently with the mailing of this proxy statement.  To access our annual report, go to the “Investor Relations—Financials” page on our website, and then click on “Annual Reports.”  In addition, documents we file with the Securities and Exchange Commission, or SEC, are available at a website maintained by the SEC at http://www.sec.gov. Our annual report and our Annual Report on Form 10-K, however, are not part of the proxy solicitation materials, and the information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of the Board. We will pay the cost of the solicitation of proxies. In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies personally or by telephone. No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews.

No person is authorized on our behalf to give any information or to make any representations with respect to the proposals other than the information and the representations contained in this proxy statement, and, if given or made, such information and/or representations must not be relied upon as having been authorized.

PROPOSAL 1:  ELECTION OF DIRECTORS

The Board currently consists of eight members whose terms expire at the annual meeting.  At the annual meeting, director nominees will stand for election to hold office for a one-year term expiring at the 2021 annual meeting of stockholders and until his or her successor is duly elected and qualified. Any director appointed to our board of directors to fill a vacancy will hold office for a term expiring at the next annual meeting of stockholders following such appointment.

The Board believes that periodic board refreshment is important to maintain an appropriate of mix of expertise, experience, reputation and diversity and provide fresh perspectives while leveraging the institutional knowledge and historical perspective of the Board’s longer-tenured directors. In keeping with this focus, based on the recommendation of the Nominating and Corporate Governance Committee, the Board approved the election of Tara S. Innes as a new independent director, effective February 18, 2020. With the addition of Ms. Innes, the Board increased from seven to eight members, five of whom are independent.  The Board, upon the recommendation of the Nominating and Corporate Governance Committee, has nominated Scott D. Freeman as an independent director to stand for election at the annual meeting.  Upon his election at the annual meeting, Mr. Freeman will fill the seat vacated by James E. Mead, an incumbent director on the Board, who will serve until his term expires at the end of the annual meeting and then retire from service on the Board. Ms. Innes’s and Mr. Freeman’s nominations were initially recommended to the Nominating and Corporate Governance Committee by our Lead Independent Director and our Chairman, respectively.

For 2020, upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the following eight individuals for election at the annual meeting: Darrell W. Crate, William C. Trimble, III, Michael P. Ibe, William H. Binnie, Cynthia A. Fisher, Scott D. Freeman, Emil W. Henry, Jr. and Tara S. Innes. The Board anticipates that each nominee will serve, if elected, as a director. However, if any nominee is unable to accept election, proxies voted in favor of such nominee will be voted for the election of such other person or persons as the Board may select.

Under our bylaws, a director nominee is elected if he or she receives more votes for his or her election than votes against his or her election. Under our Amended and Restated Corporate Governance Guidelines, any incumbent director who fails to be elected by a majority of the votes cast in an uncontested election is required to promptly submit a written offer to resign to the Board. Our Nominating and Corporate Governance Committee is required to make a recommendation to the Board with respect to the resignation. The Board is required to take action with respect to this recommendation and to disclose its decision and, if applicable, the Board’s reasons for rejecting the tendered resignation. The policy is described more fully below under the caption “Corporate Governance Matters—Annual Elections; Majority Voting.”

We will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Abstentions and broker non-votes, if any, will have no effect on this proposal.

The Board unanimously recommends that you vote “FOR” each of its director nominees.

Information Regarding the Director Nominees

The following table and biographical descriptions set forth certain information with respect to each nominee for election as a director at the annual meeting, based upon information furnished by each director. The biographical information includes the specific experience, qualifications, attributes and skills that led to the conclusion by the Board that such person should serve as a director.

Name	Age	Position
William C. Trimble, III	58	Chief Executive Officer, President and Director
Darrell W. Crate	53	Chairman of the Board of Directors
Michael P. Ibe	73	Vice Chairman of the Board of Directors and Executive Vice President - Development and Acquisitions
William H. Binnie	62	Lead Independent Director*
Cynthia A. Fisher	59	Director*
Scott D. Freeman	56	New Director Nominee*
Emil W. Henry, Jr.	59	Director*
Tara S. Innes	62	Director*

*	We have determined that these directors qualify as “independent” under the standards of the New York Stock Exchange, or NYSE, and the Securities Exchange Act of 1934, as amended, or the Exchange Act.

William C. Trimble, III has served as our Chief Executive Officer, President and a director since February 2015. Mr. Trimble co-founded Easterly Partners, LLC and had been its chief executive officer and managing partner from August 2011 until our initial public offering completed in February 2015. Prior to joining Easterly Partners, LLC, Mr. Trimble served from April 2009 to August 2011 as the chief operating officer and as a member of the Investment Committee of PRP, LLC, an investment management firm that managed funds that invested in properties leased to the U.S. General Services Administration, or GSA. Mr. Trimble also spent ten years as head of client relations for Red Comb, LLC, a Baltimore, Maryland-based asset management firm specializing in domestic, small capitalization equity securities. Mr. Trimble previously spent five years as head of marketing and a member of the Investment Committee of Winston Capital Management in McLean, Virginia. In 1994, he co-founded the Winston Growth Fund, a long-short equity fund of funds. Mr. Trimble’s board memberships presently include serving as chairman of the board of the Aircraft Owners and Pilots Association, a global organization supporting general aviation, and as a member of the boards of Bessemer Securities Corporation and The Bessemer Trust Company, N.A. Mr. Trimble earned his MBA and BA from Duke University.

Darrell W. Crate has served as Chairman of the Board since February 2015.  Mr. Crate founded Easterly Capital, LLC in 2009 and holds various titles in its related entities. Since 2015, Mr. Crate has been the Managing Principal of Easterly Partners Group.  From 2015 to 2018, Mr. Crate was also the Chairman of the Board of Directors of Easterly Acquisition Corp., a blank check company that combined with Sirius International Insurance Group (NASDAQ: SG). From 1998 to 2011, Mr. Crate served as the Chief Financial Officer of Affiliated Managers Group (NYSE: AMG), a global asset management holding company. Mr. Crate was previously the Managing Director of the Financial Institutions Group of the Chase Manhattan Corporation based in London and New York, focusing exclusively on investment management firms. Mr. Crate served as the Chairman of the Massachusetts Republican Party from 2003 to 2007. He subsequently served as Treasurer and on the executive committee of Romney for President during each the 2008 and 2012 election cycles. Mr. Crate’s board memberships presently include serving as a member of the Executive Committee of the Board of Trustees of Bates College, as the Vice Chairman of the Aircraft Owners and Pilots Association, and on the Board of Governors of the Westminster Kennel Club. Mr. Crate is also on the Advisory Board of the Robert F. Kennedy Children’s Action Corps, an organization that advocates for children encumbered in the juvenile justice system. Mr. Crate earned his BA from Bates College and his MBA from Columbia Business School.

Michael P. Ibe has served as our Executive Vice President - Development and Acquisitions and Vice Chairman of the Board since February 2015. Mr. Ibe co-founded Western Devcon, Inc. in 1987 and has since then served as president, where he has been primarily responsible for all phases of acquisition and development in each endeavor, including build-to-suit GSA-leased properties of Western Devcon, Inc. and its affiliates. His experience related to construction dates back to 1980, when he served as vice president of construction at Ibe Investments, a family-owned real estate company specializing in high-density residential developments in Phoenix, Arizona and luxury single-family developments in San Diego, California. From 1970 to 1980, Mr. Ibe served as a contract administrator and later a vice president and general manager, of Lampco Industries, a San Diego, California manufacturer of precision components for jet engines and nuclear reactors. Mr. Ibe attended Mesa College and San Diego State University.

William H. Binnie has served as a director since February 2015 and Lead Independent Director since May 2016. Mr. Binnie has served as president and chief executive officer of Carlisle Capital Corporation, a private investment and management company with a focus on media and real estate businesses, since 1996. Mr. Binnie served as chairman of the board, founder and chief executive officer of Carlisle Plastics, Inc., a NYSE listed company that was a consumer company producing products made from plastic, from 1984 until its acquisition by Tyco International Ltd. in 1996. Mr. Binnie is the chairman of NH1 News, as well as president of 19 radio stations in the Carlisle Media organization. Mr. Binnie was also a candidate for the U.S. Senate from New Hampshire in 2010. Mr. Binnie earned his MBA from Harvard Business School and his AB from Harvard University and is a former member of the Board of Overseers of Harvard University.

Cynthia A. Fisher has served as a director since February 2015. In 2011, Ms. Fisher founded WaterRev, LLC, an investment company located in Newton, Massachusetts, focused on innovative technology companies that enable sustainable practices of water use. She is an independent investor and consultant to corporate boards and executive management teams. In 1992, Ms. Fisher founded ViaCord, Inc., a cord blood stem cell banking company, and served as chairman and chief executive officer of Viacord, Inc. from 1993 to 2000. In 2000, she co-founded ViaCell, Inc., a cellular medicines company, and served as its president and as a member of the board of directors. ViaCell, the successor to ViaCord, went public in 2005 (Nasdaq: VIAC) and was subsequently sold to PerkinElmer (NYSE: PKI) in 2007. Ms. Fisher also serves on the board of directors of another public company, the Boston Beer Company, Inc. (NYSE: SAM), and on the board of directors of several not-for-profit businesses. Ms. Fisher is founder and chairman of PatientRightsAdvocate.org focused on price transparency and a functional market in healthcare.  She also co-founded and is Chairman of Fitmoney.org which provides curriculum for K-12 financial literacy. Ms. Fisher serves on the board of the National Park Foundation and previously served on the board of directors of Water.org. Ms. Fisher holds an MBA from Harvard Business School and a BS and honorary Doctorate of Science from Ursinus College.

Scott D. Freeman is a director nominee.  Mr. Freeman is Managing Partner of FHR Capital, LLC, a privately held real estate investment and advisory company. Prior to joining FHR Capital in July 2019, Mr. Freeman was with Colony Capital, Inc from April 2005 through June 2019 where he was Managing Director and Global Head of Portfolio Management of Colony Capital, Inc. and co-founder of Colony Realty Partners, LLC. Before Colony, he was a Partner and the Director of Acquisitions at TA Associates Realty, LLC from February 1994 to February 2004 where he served on the firm’s Executive Committee and Investment Committee and chaired the Acquisition Committee. Previously, he was an Asset Manager with General Electric Investments and with Aetna Realty Investors. Scott is involved in various volunteer and charitable organizations including serving as a trustee at Bates College. Scott received a B.A. in Political Science from Bates College and an M.B.A. with concentrations in Real Estate and Finance from the Kellogg School at Northwestern University.

Emil W. Henry, Jr. has served as a director since February 2015. Mr. Henry is a former Assistant Secretary of the U.S. Treasury for Financial Institutions and currently is the chief executive officer of Tiger Infrastructure Partners, a private equity firm he founded that is focused on infrastructure investment opportunities. Prior to founding Tiger Infrastructure Partners in 2009, Mr. Henry was head of the Lehman Brothers Private Equity Infrastructure businesses, where he oversaw infrastructure investments. In 2005, Mr. Henry was appointed Assistant Secretary of the U.S. Treasury for Financial Institutions by the President of the United States. Until his departure in 2007, he was a key advisor to two Treasury secretaries on economic, legislative and regulatory matters affecting U.S. financial institutions and markets. Before joining the U.S. Treasury, Mr. Henry was a partner of Gleacher Partners LLC, an investment banking and investment management firm, where he served as chairman of asset management and managing director, and where he oversaw the firm’s investment activities. Before attending business school, Mr. Henry was a member of the principal investing arm of Morgan Stanley, where he was involved in the execution of leveraged buyouts on the firm’s behalf. Mr. Henry’s board memberships presently include StoneCastle Financial Corp, a NASDAQ listed company, as well as the boards of a number of private portfolio investments of Tiger Infrastructure Partners. He is also a member of the Council on Foreign Relations. Mr. Henry earned his MBA from Harvard Business School and his BA in Economics from Yale University.

Tara S. Innes has served as a director since February 2020. Ms. Innes is a former Managing Director, Global Head of Public Fixed Income Research at AIG Investments, Inc., a position she held from 2009 until April 2016, where she led a team of analysts in New York, London, Tokyo and Tel Aviv responsible for analysis and investment recommendations across investment grade, high yield, sovereign, municipal, and emerging markets asset classes. From 2006 to 2009, Ms. Innes was Team Leader of Financial Institutions at AIG Asset Management US LLC.  Before joining AIG in 2006, Ms. Innes served as managing director and team leader for REITs and Financial Institutions at Fitch Ratings, Inc. Prior to joining Fitch Ratings in 2004, Ms. Innes served in various positions at MetLife, Inc. and Merrill Lynch Hubbard, Inc.  Ms. Innes is a member of the Advisory Board of The Credit Roundtable Association, an organization of institutional investors she co-founded in 2007 to educate investors and advocate for bondholders. Ms. Innes has been a frequent speaker at international investor and issuer conferences on a variety of fixed income investment topics and maintains longstanding relationships with the capital markets and syndication teams at many of the largest investment banks. Ms. Innes earned her BA from Boston College.

Biographical Information Regarding Executive Officers Who Are Not Directors

As of the date of this proxy statement, our executive officers who are not directors are as follows:

Name	Age	Position
Meghan G. Baivier	40	Executive Vice President, Chief Financial Officer and Chief Operating Officer
Alison M. Bernard	34	Executive Vice President and Chief Accounting Officer
Ronald E. Kendall	65	Executive Vice President - Government Relations

Meghan G. Baivier is our Executive Vice President, Chief Financial Officer and Chief Operating Officer. Ms. Baivier has served as our Executive Vice President and Chief Operating Officer since joining our company in May 2015 and as our Chief Financial Officer since March 2016. Prior to joining our company, Ms. Baivier served as Vice President of Citigroup’s Real Estate and Lodging Investment Banking group, from August 2010 to April 2015, where she was involved in a wide range of financial advisory and capital markets transactions. From March 2005 to June 2007, Ms. Baivier was an Equity Research Associate with Chilton Investment Co. Ms. Baivier was also previously employed by Fidelity Management and Research as a High Yield Research Associate from September 2001 to February 2005. Since July 2017, Ms. Baivier has served as a director of Sun Communities, Inc., a NYSE listed REIT.  Ms. Baivier earned her MBA from Columbia Business School where she was awarded the prestigious Feldberg Fellowship and her BA from Wellesley College.

Alison M. Bernard is our Executive Vice President and Chief Accounting Officer. Ms. Bernard served as our Chief Financial Officer from our initial public offering in February 2015 to March 2016, when she transitioned to the role of Chief Accounting Officer. Ms. Bernard previously was chief financial officer of Easterly Capital, LLC from December 2011 and of Easterly Partners, LLC from April 2012 until our initial public offering in February 2015. Prior to that, Ms. Bernard was a financial professional at Summit Partners, a growth equity investment firm, in the General Partner Services Group from February 2011 to December 2011. Ms. Bernard was also previously employed by PricewaterhouseCoopers LLP, a global professional services firm, where she performed a broad range of audit functions in the assurance practice from August 2008 through February 2011. Ms. Bernard earned her MS from Boston College and her BA from the College of the Holy Cross. Ms. Bernard is also a licensed CPA.

Ronald E. Kendall is our Executive Vice President - Government Relations. From February 2011 until he joined our company in February 2015, Mr. Kendall served as president of Ron Kendall & Associates, a company that provided strategic and tactical consulting to organizations pursuing or renewing federal real estate contracts. From March 2010 to January 2011, Mr. Kendall was staff director of the Transportation and Infrastructure Committee at the U.S. House of Representatives, Subcommittee on Economic Development, Public Buildings and Emergency Management within the Transportation and Infrastructure Committee. Prior to that, Mr. Kendall served as the director of facilities planning and special assistant to the assistant director for Facilities and Security of the Administrative Office of the Courts from August 2005 to March 2010. From 1978 to 2004, Mr. Kendall worked in the GSA Public Buildings Service, in a variety of positions, including leasing chief in the National Capital Region, chief asset officer, and director of national leasing policy. Mr. Kendall is vice chairmen of the board of directors of the National Federal Development Association and serves as a contributing editor of The Journal of Government Real Estate. Mr. Kendall earned his MPA from American University and his BA from the University of Rochester.

Director Independence

Under the corporate governance listing standards of the NYSE, at least a majority of our directors and all members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee must be “independent” as defined by the NYSE.  The NYSE standards provide that to qualify as an independent director, in addition to satisfying certain bright-line criteria, the Board must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us).

The Board has determined that each of the following existing directors is an “independent director” as defined by the NYSE rules: William H. Binnie, Cynthia A. Fisher, Emil W. Henry, Jr., James E. Mead and Tara S. Innes. In addition, the Board has determined that our new director nominee, Scott D. Freeman, qualifies as independent under applicable NYSE rules. Our independent directors meet regularly in executive sessions without the presence of our executive officers and non-independent directors.

The Board and its Committees

The Board has established three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees currently is composed exclusively of independent directors, in accordance with the NYSE listing standards. The principal functions of each committee are briefly described below. The current charters for each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are available on our website at www.easterlyreit.com under the “Investor Relations—Governance—Governance Guidelines” section. Additionally, the Board may from time to time establish certain other committees to facilitate the management of our company.

The Board held five meetings in 2019. Our Audit Committee met four times in 2019. Our Compensation Committee met six times in 2019. Our Nominating and Corporate Governance Committee met four times in 2019. Each of our directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board which were held during the period that such person served on the Board and (ii) the total number of meetings of committees of the Board held during the period that such person served on such committee.

Audit Committee

Our Audit Committee currently consists of three of our directors, each of whom is an independent director. Each of Messrs. Mead and Henry qualifies as an “audit committee financial expert” as that term is defined by the applicable SEC regulations and NYSE corporate governance listing standards. The Board has determined that each of the Audit Committee members is “financially literate” as that term is defined by the NYSE corporate governance listing standards.

We have an Audit Committee charter that details the principal functions of the Audit Committee, including oversight related to:

•	our accounting and financial reporting processes;
•	the integrity of our consolidated financial statements;
•	our systems of disclosure controls and procedures and internal control over financial reporting;
•	our compliance with financial, legal and regulatory requirements;
•	the performance of our internal audit function; and
•	our overall risk assessment and management.

The Audit Committee is also responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees, and reviewing the adequacy of our internal accounting controls. The Audit Committee also prepares the Audit Committee report required by SEC regulations to be included in this proxy statement. Additional information regarding the functions performed by our Audit Committee is set forth in the Audit Committee report. Mr. Mead is the chair and Ms. Fisher and Mr. Henry serve as members of the Audit Committee.

Following the election of the director nominees at the annual meeting, the Board expects that the Audit Committee will be comprised of Ms. Innes (chair), Ms. Fisher, Mr. Freeman and Mr. Henry, each of whom the Board has determined qualifies as independent and “financially literate” as that term is defined by the NYSE corporate governance listing standards. In addition, the Board has determined that each of Ms. Innes and Messrs. Freeman and Henry qualifies as an “audit committee financial expert” as that term is defined by the applicable SEC regulations and NYSE corporate governance listing standards.

Compensation Committee

Our Compensation Committee currently consists of four of our directors, each of whom is an independent director. We have a Compensation Committee charter that details the principal functions of the Compensation Committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration of our chief executive officer based on such evaluation;

•	reviewing and approving the compensation of other senior officers;
•	reviewing our executive compensation policies and plans;
•	implementing and administering our incentive compensation and equity-based remuneration plans;
•	assisting management in complying with our proxy statement and annual report disclosure requirements;
•	producing a report on executive compensation to be included in our annual proxy statement; and
•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for non-employee directors.

Mr. Binnie is the chair and Ms. Fisher, Mr. Henry and Mr. Mead serve as members of the Compensation Committee.

Following the election of the director nominees at the annual meeting, the Board expects that the Compensation Committee will be comprised of Mr. Binnie (chair), Ms. Fisher, Mr. Freeman, Mr. Henry and Ms. Innes, each of whom the Board has determined qualifies as independent.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee currently consists of three of our directors, each of whom is an independent director. We have adopted a Nominating and Corporate Governance Committee charter that details the principal functions of the Nominating and Corporate Governance Committee, including:

•	identifying and recommending to the full Board qualified candidates for election as directors and recommending nominees for election as directors at the annual meeting of stockholders;
•	developing and recommending to the Board corporate governance guidelines and implementing and monitoring such guidelines;

•	reviewing and making recommendations on matters involving the general operation of the Board, including Board size and composition, and committee composition and structure;
•	recommending to the Board nominees for each committee of the Board;
•	annually facilitating the assessment of the Board’s performance, as required by applicable law, regulations and the NYSE corporate governance listing standards; and
•	annually reviewing and making recommendations to the Board regarding revisions to the Amended and Restated Corporate Governance Guidelines and the Code of Business Conduct and Ethics.

Ms. Fisher is the chair and Mr. Binnie and Mr. Henry serve as members of the Nominating and Corporate Governance Committee.  Following the election of the director nominees at the annual meeting, the Board expects the composition of the Nominating and Corporate Governance Committee to remain the same.

Board and Committee Composition

The composition of the Board and each of the committees of the Board reflects a diversity of experiences, qualifications and skills.  The median age of our director nominees is 59 and 40% of our independent director nominees are female.  Key attributes that led the Nominating and Corporate Governance Committee to recommend the nominees for election as directors are highlighted below and described in greater detail under the heading “—Information Regarding the Director Nominees.”

Director Compensation

In 2019, we paid to each of our non-employee directors an annual retainer equal to approximately $174,990, consisting of $75,000 payable in equal bi-annual cash installments and a grant of shares of restricted stock having a value of $99,990 following the 2019 annual meeting. We also reimbursed each of our directors for travel expenses incurred in connection with his or her attendance at full Board and committee meetings.

Early in 2020, the Compensation Committee conducted its annual review of our director compensation program, including reviewing a benchmark analysis prepared by FPL Associates, L.P. (“FPL”), the Compensation Committee’s independent compensation consultant, and determined not to make any adjustments to our director compensation program for 2020.  As a result, we intend to grant each of our non-employee directors, upon election at the 2020 annual meeting, shares of restricted common stock under our 2015 Equity Incentive Plan with a value of approximately $100,000, which will vest upon the earlier of the anniversary of the date of grant or the next annual meeting.

Directors of our company who are also employees receive no additional compensation for their services as directors. The following table sets forth information regarding the compensation paid to our non-employee directors during the fiscal year ended December 31, 2019:

Director	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Total ($)
William H. Binnie	75,000	99,990	174,990
Cynthia A. Fisher	75,000	99,990	174,990
Emil W. Henry, Jr.	75,000	99,990	174,990
James E. Mead	75,000	99,990	174,990

(1)

In connection with our 2019 annual meeting, we granted 5,500 shares of restricted common stock to each of our non-employee directors pursuant to our 2015 Equity Incentive Plan. Such awards were the only unvested stock awards to our non-employee directors outstanding on December 31, 2019, and will vest upon the earlier of the anniversary of the date of grant or the 2020 annual meeting. Amounts shown reflect the aggregate grant date fair value of shares of restricted stock issued to each director as determined pursuant to Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 “Compensation — Stock Compensation,” or ASC Topic 718, disregarding the estimate of forfeitures.

PROPOSAL 2: NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Section 14A(a)(1) of the Exchange Act generally requires each public company to include in its proxy statement a separate resolution subject to a non-binding stockholder vote to approve the compensation of the company’s named executive officers, as disclosed in its proxy statement pursuant to Item 402 of Regulation S-K, not less frequently than once every three years. This is commonly known as, and is referred to herein as, a “say-on-pay” proposal or resolution.

At our 2018 annual meeting of stockholders, our stockholders voted on, among other matters, a proposal regarding the frequency of holding a non-binding, advisory vote on the compensation of our named executive officers. More than 95% of the votes cast on the frequency proposal were cast in favor of holding a non-binding, advisory vote on the compensation of the Company’s named executive officers every year, which was consistent with the recommendation of the Board. The Board considered the voting results with respect to the frequency proposal and other factors, and the Board currently intends for the Company to hold a non-binding, advisory vote on the compensation of the Company’s named executive officers every year until the next required advisory vote on the frequency of holding the non-binding, advisory vote on the compensation of our named executive officers, which will occur not later than the 2024 annual meeting of stockholders.

Accordingly, pursuant to Section 14A(a)(1) of the Exchange Act, the Company is providing stockholders with the opportunity to approve the following non-binding advisory resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The Board unanimously recommends a vote FOR this resolution.

We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this proxy statement. This vote is not limited to any specific item of compensation, but rather addresses the overall compensation of our named executive officers and our philosophy, policies and practices relating to their compensation as described in this proxy statement pursuant to Item 402 of Regulation S-K.

The say-on-pay resolution is advisory, and therefore will not have any binding legal effect on the Company or the Compensation Committee. However, the Compensation Committee does value the opinions of our stockholders and intends to take the results of the vote on this proposal into account in its future decisions regarding the compensation of our named executive officers.

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed the accounting firm of PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2020. Stockholder ratification of the appointment of PricewaterhouseCoopers LLP is not required by law, the NYSE or the Company’s organizational documents. However, as a matter of good corporate governance, the Board has elected to submit the appointment of PricewaterhouseCoopers LLP to the stockholders for ratification at the 2020 annual meeting. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders. If stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of an independent registered public accounting firm. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since our formation in 2014 and is considered by our management to be well-qualified. PricewaterhouseCoopers LLP has advised us that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of our subsidiaries in any capacity.

A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting, will be given the opportunity to make a statement at the annual meeting if he or she so desires, and will be available to respond to appropriate questions.

A majority of all of the votes cast at the annual meeting at which a quorum is present is required for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. We will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence or absence of a quorum. Abstentions and broker non-votes will have no effect on this proposal.

Fee Disclosure

Audit and Non-Audit Fees. The aggregate fees billed to us by PricewaterhouseCoopers LLP, an independent registered public accounting firm, for the indicated services for the years ended December 31, 2019 and 2018 were as follows:

	2019 ($)	2018 ($)
Audit fees (1)	883,055	877,600
Audit related fees (2)	216,000	340,000
Tax fees (3)	342,475	329,378
All other fees (4)	3,440	3,432
Total	1,444,970	1,550,410

(1)

Audit fees consist of fees for professional services performed by PricewaterhouseCoopers LLP for the audit of our annual financial statements and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)

Audit related fees consist of fees for professional services performed by PricewaterhouseCoopers LLP related to (i) SX Rule 3-14 audits in connection with acquisitions and (ii) comfort letters, consents and assistance with documents filed with the SEC and securities offerings.

(3)	Tax fees consist of fees for professional services performed by PricewaterhouseCoopers LLP with respect to tax compliance, tax advice and tax planning.
(4)	All other fees consist of fees for subscription access to an accounting and auditing research library.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm

Our Audit Committee has established a policy that generally requires that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the Audit Committee, or a designated Audit Committee member. These services may include audit services, audit-related services, tax services and other services. All permissible non-audit services provided by our independent registered public accounting firm have been pre-approved by the Audit Committee, or a designated Audit Committee member. Our Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the accountants’ independence and determined that it is consistent with such independence.

The Board unanimously recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Act, or the Securities Exchange Act of 1934, as amended, or the Exchange Act, that might incorporate this proxy statement or future filing with the Securities and Exchange Commission, or SEC, in whole or in part, the following report shall not be deemed incorporated by reference into any such filing.

The undersigned members of the Audit Committee of the Board of Directors of Easterly Government Properties, Inc. submit this report in connection with the committee’s review of the financial reports for the fiscal year ended December 31, 2019 as follows:

1.	the Audit Committee has reviewed and discussed with management the audited financial statements of Easterly Government Properties, Inc. for the fiscal year ended December 31, 2019;
2.

the Audit Committee has discussed with representatives of PricewaterhouseCoopers LLP the matters required to be discussed with them by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and

3.

the Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.

Submitted by our Audit Committee

James E. Mead (Chair)
Cynthia A. Fisher
Emil W. Henry, Jr.

CORPORATE GOVERNANCE MATTERS

We are committed to operating our business under strong and accountable corporate governance practices. You are encouraged to visit the “Investor Relations—Governance—Governance Guidelines” section of our website at www.easterlyreit.com to view or to obtain copies of our committee charters, Code of Business Conduct and Ethics, and Amended and Restated Corporate Governance Guidelines. The information found on, or accessible through, our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document we file with or furnish to the SEC. You also may obtain, free of charge, a copy of the respective charters of our committees, Code of Business Conduct and Ethics, and Amended and Restated Corporate Governance Guidelines by directing your request in writing to Easterly Government Properties, Inc., 2101 L Street NW Suite 650, Washington, DC 20037, Attention: Investor Relations. Additional information relating to the corporate governance of the Company also is included in other sections of this proxy statement.

Corporate Governance Profile

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

√   We Have a Majority Independent Board. In February 2020, we increased the number of independent directors on the Board from four to five, with the appointment of Tara S. Innes.

√    We Continually Evaluate our Corporate Governance Policies.  In February 2019, we adopted a majority voting standard in uncontested elections, a director resignation policy, stock ownership guidelines for our named executive officers and independent directors and a clawback policy.

√    The Board is Not Staggered.  Each of our directors is subject to re-election annually.

√   We Measure Board Performance. We conduct regular evaluations of our Board and each of its Committees.

√    Our Key Board Committees Are Fully Independent. We have fully independent Audit, Compensation and Nominating and Corporate Governance Committees.

√    Our Independent Directors Meet Without Management. Our independent directors hold regular executive sessions without management present.

√    We are Committed to Diversity.  Following the election of the director nominees at the annual meeting, we expect two of our three standing Board committees will be chaired by women. Additionally, several of our key executives, including our Chief Financial Officer and Chief Operating Officer and our Chief Accounting Officer, are women.

√   We Have a Lead Independent Director. We believe that our Lead Independent Director promotes strong, independent oversight of our management and affairs.

√    We Value Stockholder Input. We conduct regular and active stockholder engagement.

√   We Have Opted Out of Certain Provisions of the MGCL.  We have opted out of the business combination and control share acquisition provisions of the Maryland General Corporation Law, or MGCL, and certain provisions of Title 3, Subtitle 8 of the MGCL that would allow us to stagger our Board and we may not opt in to these provisions without stockholder approval.

√   We Do Not Have a Stockholder Rights Plan.  In addition, we do not intend to adopt a stockholder rights plan unless our stockholders approve in advance the adoption of a plan or, if adopted by the Board, we then submit the stockholder rights plan to our stockholders for a ratification vote within 12 months of adoption or the plan will terminate.

Corporate Governance Guidelines

The Board has adopted Amended and Restated Corporate Governance Guidelines that address significant issues of corporate governance and set forth procedures by which the Board carries out its responsibilities. Among the areas addressed by the Amended and Restated Corporate Governance Guidelines are director qualification standards, director responsibilities, Board structure, director access to management and independent advisors, director compensation, director orientation and continuing education, management succession, annual performance evaluation of the Board and committees, related person transaction approval and disclosure policy, and stockholder rights plan. Our Nominating and Corporate Governance Committee is responsible for, among other things, assessing and periodically reviewing the adequacy of the Amended and Restated Corporate Governance Guidelines and will recommend, as appropriate, proposed changes to the Board.

Director Independence

The Board has determined that each of our director nominees, except for Messrs. Crate, Trimble and Ibe, has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and is “independent” within the meaning of our director independence standards, which reflect the NYSE director independence standards, as currently in effect. Furthermore, the Board has determined that each of the current and prospective members of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) and is “independent” within the meaning of our director independence standards.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to our officers, directors and employees. Among other matters, our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;
•	compliance with laws, rules and regulations;
•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and
•	accountability for adherence to the Code of Business Conduct and Ethics.

We intend to maintain the highest standards of ethical business practices and compliance with all laws and regulations applicable to our business. Our Code of Business Conduct and Ethics is posted on the “Investor Relations—Governance—Governance Guidelines” section of our website at www.easterlyreit.com. We intend to disclose on our website any amendment to, or waiver of, any provisions of our Code of Business Conduct and Ethics that apply to any of our directors and executive officers that would otherwise be required to be disclosed under the rules of the SEC or the NYSE.

Communications with the Board

We have a process by which stockholders and other interested parties may communicate with the non-employee directors, both individually and as a group, through the Board’s Lead Independent Director. In cases where stockholders or other interested parties wish to communicate directly with non-employee directors, messages can be sent in writing or by email to: William H. Binnie, Lead Independent Director, Easterly Government Properties, Inc., c/o Executive Vice President, Chief Financial Officer and Chief Operating Officer, 2101 L Street NW, Suite 650, Washington, D.C. 20037, Email: leadindependentdirector@easterlyreit.com. Under the Company’s stockholder communications policy, the Company’s Executive Vice President, Chief Financial Officer and Chief Operating Officer acts as agent for the Lead Independent Director in facilitating direct communications to the non-employee directors, forwarding such communications to the Lead Independent Director. Any such communications may be made anonymously.

Audit Committee Complaint Procedures

Our Audit Committee has established procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal controls, or auditing matters and (ii) the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

Director Attendance at Annual Meetings

Under a policy adopted by the Board in 2018, all directors are expected to attend our annual meetings of stockholders in person, unless doing so is impracticable because of unavoidable conflicts. Where a director is unable to attend an annual meeting in person but is able to do so by telephonic conferencing, the Company will arrange for the director’s participation by means where the director can hear, and be heard, by those present at the meeting. All directors attended our 2019 annual meeting of stockholders either in person or by telephonic conferencing.

Director Tenure and Board Refreshment

Led by our Nominating and Corporate Governance Committee, the Board is focused on creating and maintaining board composition that has the objectivity, diversity and mix of skills, reputation and experience to provide comprehensive and effective oversight of the Company’s strategic and operational goals, as well as the knowledge, ability and independence to deliver the high standard of governance expected by our stockholders.

The Nominating and Corporate Governance Committee and the Board are mindful that director tenure can be relevant to the Board’s performance and believe that ongoing board refreshment is an important component for ensuring an appropriate mix of skills and providing fresh perspectives, while leveraging the institutional knowledge and insight of the Board’s longer-tenured members. The Board includes several longer-serving directors with significant expertise and institutional knowledge who bring critical skills to the boardroom. Such longer-serving directors have a deep understanding of the Company’s business and strategy, provide historical context in Board deliberations, and enhance Board dynamics and the Board’s relationship with management.

In keeping with the Nominating and Corporate Governance Committee’s overall strategy on Board refreshment and succession, the Board increased the size of the Board to eight members and appointed Tara Innes as a new independent director in February 2020 and has nominated Scott D. Freeman for election as an independent director at the annual meeting to replace Mr. Mead who will not be standing for re-election at the Annual Meeting. Following the election of the director nominees at the annual meeting, the average tenure of our directors, including management directors, will be 3.75 years.

Identification of Director Candidates

Our Nominating and Corporate Governance Committee assists the Board in identifying and reviewing director candidates to determine whether they qualify for membership on the Board and recommends director nominees to the Board to be considered for election at our annual meeting of stockholders. Our Nominating and Corporate Governance Committee has adopted a written policy on the criteria and process of identifying and reviewing director candidates.

At a minimum, the Nominating and Corporate Governance Committee must be satisfied that each director candidate (i) has experience at a strategic or policymaking level in a business, legal, accounting, government, non-profit or academic organization of high standing, (ii) is highly accomplished in his or her respective field, (iii) is well regarded in the community and must have a reputation for the highest ethical and moral standards and (iv) has sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards on which the nominee may serve.

In addition to the minimum qualifications for each nominee set forth above, the Nominating and Corporate Governance Committee must recommend that the Board select persons for nomination to help ensure that (i) a majority of the Board will be “independent” in accordance with the standards established pursuant to Section 303A of the NYSE Listed Company Manual, (ii) each of its Audit, Compensation and Nominating and Corporate Governance Committees will be comprised entirely of independent directors, and (iii) at least one member of the Audit Committee will have accounting or related financial management expertise.

Finally, in addition to any other standards the Nominating and Corporate Governance Committee may deem appropriate from time to time for the overall structure and composition of the Board, the Nominating and Corporate Governance Committee may, but is not required to, consider (i) whether the nominee has direct experience in the real estate industry, particularly in the office real estate or government-leasing industry, and (ii) whether the nominee, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience.

The Nominating and Corporate Governance Committee may consider director candidates recommended by our stockholders. The Nominating and Corporate Governance Committee will apply the same standards in considering candidates submitted by stockholders as it does in evaluating candidates submitted by members of the Board. Any recommendations by stockholders are to follow the procedures outlined under “Stockholder Proposals” in this proxy statement and should provide the reasons supporting a candidate’s recommendation, the candidate’s qualifications and the candidate’s written consent to being considered as a director nominee. No director candidates were recommended by our stockholders for election at the 2020 annual meeting.

Board Leadership Structure

The Board currently is comprised of four independent and three non-independent directors. Darrell W. Crate serves as Chairman of the Board and Michael P. Ibe serves as Vice Chairman of the Board. The Board has appointed William H. Binnie, one of the independent directors, to serve as Lead Independent Director. We believe that the number of independent, experienced directors that make up the Board, along with the independent oversight of our Lead Independent Director, benefits the Company and its stockholders.

We recognize that different board leadership structures may be appropriate for companies in different situations, and that no one structure is suitable for all companies. Our current Board leadership structure is optimal for us because it demonstrates to our employees and other stakeholders that the Company is under strong leadership.

The Lead Independent Director has the following responsibilities:

•	presiding at all meetings of the Board at which the Chairman and Vice Chairman are not present, including executive sessions of independent directors;
•	serving as liaison between the Chairman and the independent directors;
•	approving information sent to the Board;
•	approving Board meeting agendas;
•	approving Board meeting schedules to assure that there is sufficient time for discussion of all agenda items; and
•	if requested by major stockholders, ensuring that he or she is available for consultation and direct communication.

Our Lead Independent Director also has the authority to call meetings of the independent directors.

We believe that the Lead Independent Director is an integral part of the Board’s structure that promotes strong, independent oversight of our management and affairs.

Executive Sessions of Non-Management Directors

Our Amended and Restated Corporate Governance Guidelines require the independent directors to meet at regularly scheduled executive sessions without management participation and at least once each year. The Lead Independent Director presides at those meetings. In accordance with such requirement, our independent directors meet in executive sessions after each regularly scheduled meeting of the entire Board and at such other times that the independent directors deem appropriate.

Stockholder Engagement and Outreach

Our commitment to understanding the interests and perspectives of our stockholders is a key component of our corporate governance strategy as well as our compensation philosophy. We meet regularly with analysts and institutional investors to inform and share our perspective and to solicit their feedback on our performance.  In addition, our senior management team regularly participates throughout the year in investor conferences as well as one on one meetings with our investors.  In recognition of our communications and reporting excellence with the investment community, we received the National Association of Real Estate Investment Trusts, or Nareit, 2018 Investor Communications & Reporting Excellence (CARE) Bronze Award in the Small Cap Equity REITs category. We plan to continue to expand our engagement with our investors in 2020, as we believe the perspectives provided by our stockholders provide valuable information to be considered in our decision making process.

Annual Elections; Majority Voting

On February 21, 2019, the Board amended our bylaws to provide for majority voting in uncontested director elections. Pursuant to our bylaws, as amended, a director is elected in an uncontested election if he or she receives more votes for his or her election than votes against his or her election. In connection with the adoption of a majority voting standard in uncontested elections, the Board also amended our Corporate Governance Guidelines to require any incumbent director who fails to be elected by a majority of the votes cast in an uncontested election to promptly submit a written offer to resign to the Board.  The Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will then act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and, if applicable, the rationale behind it within 90 days from the date of the certification of election results. If the resignation is not accepted, the director will continue to serve until the next annual meeting and until the director’s successor is duly elected and qualified. The director who tenders his or her resignation will not participate in the Board’s decision regarding his or her resignation, but will participate in other Board matters until the Board’s decision is made with respect to his or her resignation.  Our bylaws, as amended, retain plurality voting for contested director elections.

Proxy Advisory Firm Policy on Stockholder Right to Amend Bylaws

In 2019, Institutional Shareholder Services (“ISS”), a proxy advisory firm, recommended that our stockholders withhold their votes for director nominees who are members of the Nominating and Corporate Governance Committee, because our bylaws vest the Board with the exclusive power to adopt, alter or repeal any provision of our bylaws.  ISS’ recommendation was based on a policy adopted by ISS in late 2016 pursuant to which it will universally recommend that stockholders vote against, or withhold their votes for, director nominees who are members of the governance committee of any public company that has governance documents that restrict the stockholders’ ability to amend that company’s bylaws. The Nominating and Corporate Governance Committee carefully considered in each of the last four years whether changing our bylaws to grant stockholders the concurrent right to amend our bylaws was in the best interests of the Company and all of its stockholders. Among the factors the Committee considered were the following:

•

During our stockholder engagement and outreach activities, none of our stockholders has requested that we change our bylaws to grant stockholders the concurrent right to amend our bylaws, which would seem to indicate that most or all of our stockholders do not believe that the lack of concurrent stockholder power to amend the bylaws has a negative impact on the effectiveness of our corporate governance practices or on our economic performance.

•

ISS’ policy applies to all Maryland companies without regard to any particular company’s overall corporate governance practices or its economic performance under its board’s leadership. In this regard, the Nominating and Corporate Governance Committee has considered the lack of any data, put forth by ISS or otherwise, supporting a causal link, or even a correlation, between concurrent stockholder power to amend a company’s bylaws and that company’s overall corporate governance practices or economic performance.

•

The Board continually seeks to identify corporate governance practices and policies that it believes are in the best interests of the Company and our stockholders. In February 2019, the Board adopted a majority voting standard in uncontested elections, a policy requiring directors who fail to receive a majority vote in an uncontested election to submit their resignations, a robust stock ownership policy that applies to our named executive officers as well as our independent directors and an incentive compensation clawback policy.

•

Under Maryland law, our directors have enforceable legal duties to the Company, which require our directors to, among other things, act in the best interest of the Company. Stockholders, on the other hand, do not have such duties and are permitted to take or to recommend actions that are in their own individual interests as stockholders without taking into account the broader interests of other stockholders or the interests of the Company. With respect to the specific issue of bylaw amendments, the provision granting the Board sole authority to amend our bylaws has been contained in our bylaws since our initial public offering, consistent with our belief that the Board is in the best position to ensure that any proposed bylaw amendment is prudent and designed to protect and maximize long-term value for the Company and its stockholders.

Commitment to Diversity

We value diversity of views, experience, skill sets, gender and ethnicity and support the identification and nomination of female directors and candidates for executive positions. Gender diversity is an important factor that is taken into account in identifying and selecting Board members and in considering the hiring, promotion and appointment of executive officers. The Board believes that diversity is important to ensure that directors and executives provide a wide range of perspectives, experience and expertise required to achieve effective stewardship of the Company.

The chair of our Nominating and Corporate Governance Committee is a woman and following the election of the directors nominees at the annual meeting, we expect that our Audit Committee will also be chaired by a woman.  In addition, two of our five named executive officers, including our Chief Financial Officer and Chief Operating Officer and our Chief Accounting Officer, are women, representing 40% of the Company’s named executive officer positions. There is also a rich and deep pool of talented women holding high positions within the Company with seven of our 18 vice president positions (including senior and executive vice presidents) held by women.

Corporate Responsibility

We are committed to sustainability and continually seek to improve our environmental and social responsibility initiatives, efforts, programs and policies. In late 2018, we formed an in-house committee, TeamESG, comprised of executive officers and senior employees across the breadth of our operations to identify, initiate and monitor sustainable practices in all aspects of our business for the benefit of our tenants, stockholders, employees and the community at large.  Throughout 2019 we continued to execute our sustainability strategy by implementing policies, programs and projects that advance our commitment to sustainable development and operations.

The U.S. Government, as our primary tenant, serves as a natural partner for our sustainability and environmental stewardship endeavors. Under the Energy Policy Act of 2005, the U.S. Government maintains “green lease” policies that include the “Promotion of Energy Efficiency and Use of Renewable Energy” as one of the factors it considers when leasing property.  The U.S. Government’s “green lease” initiative permits U.S. Government tenants to require LEED-CI certification in selecting new premises or renewing leases at existing premises. We work hand-in-hand with the U.S. Government by implementing environmentally-driven energy efficiency programs to support the U.S. Government in achieving its conservation and efficiency goals.

2019 Highlights
➣ Grew the Company’s LEED certified portfolio by 15% based on rentable square feet; portfolio now contains 20 LEED-certifications at 18 properties

➣   Implemented initial benchmarking of all portfolio properties in the U.S. Environmental Protection Agency’s ENERGY STAR Portfolio Manager to track performance over time, set goals and recognize high performance properties

➣   Executed on our commitment to promote sustainable properties in our developments, highlighted by the completion of a state-of-the-art FDA laboratory in Alameda, California, which has achieved LEED Certification for Commercial Interiors

➣   Began the initial phase of what we anticipate will be a comprehensive solar program by evaluating our entire portfolio for opportunities to deploy solar equipment and establishing a pilot program for our portfolio

➣ Continued our commitment to implementing environmentally-driven energy efficiency programs that help the U.S. Government achieve its conservation and efficiency goals including:
✓ LED lighting retrofits
✓ Installation of pre-cooling systems
✓ Proactive maintenance and replacement of major building equipment with more energy-efficient components
✓ Retro-commissioning of building systems
✓ Installation of smart controls and upgraded building automation systems for improved HVAC system operations
✓ Installation of exterior irrigation systems that adjust operation based on rainfall and/or utilize “gray water”

Anti-Hedging and Anti-Pledging Policy

Under our policies, no employee, including executives, or director may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities, at any time, unless such transaction has been approved by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee has not approved nor entertained any requests for waivers from our anti-hedging policy.

We also have an anti-pledging policy whereby no employee, including executives, or director may pledge Company securities or securities convertible into Company securities as collateral for a loan (or modify an existing pledge) unless the pledge has been approved by the Nominating and Corporate Governance Committee.  Since its inception, the Nominating and Corporate Governance Committee has not approved nor entertained any requests for waivers from our anti-pledging policy.

Prior to our initial public offering, our Chairman and Vice Chairman were granted limited contractual rights to pledge the common units they received in exchange for the properties and entities contributed at the time of our initial public offering.  The grant of these rights was an integral part of the agreements entered into as part of our formation and our initial public offering and necessary to secure the properties comprising our initial portfolio.  These rights are contractually fixed and pre-date the appointment of any of the members of our existing Nominating and Corporate Governance Committee and the implementation of our corporate governance policies. For more information, see “Security Ownership of Certain Beneficial Owners and Management.”

Minimum Equity Ownership Guidelines

We believe that stock ownership by our executive officers and outside directors helps to align their interests with the interests of our stockholders.  In February 2019, the Board adopted minimum equity ownership guidelines that require each of the Company’s named executive officers and non-employee directors to maintain a minimum equity investment in the Company, expressed as a multiple of base salary or annual cash retainer. Under these guidelines, covered individuals must maintain an equity investment in the Company having a value equal to or greater than (i) in the case of our chief executive officer, a multiple of six times base salary, (ii) in the case of our other named executive officers, a multiple of two times base salary, and (iii) in the case of non-employee directors, a multiple of five times annual cash retainer.

Each individual covered by the policy must achieve the minimum equity investment within five years from the later of the date of the adoption of the policy and the date of such individual’s appointment, and if such minimum is not attained within the specified period, he or she must retain 50 percent of the value of any equity held and subsequently awarded, net of taxes, until such minimum is met.

Risk Oversight

The Board is responsible for overseeing the Company’s risk management process. The Board focuses on the Company’s general risk management strategy and the most significant risks facing the Company, and ensures that appropriate risk mitigation strategies are implemented by management. The Board also is apprised of particular risk management matters in connection with its general oversight and approval of corporate matters.

The Board has delegated to the Audit Committee oversight of the Company’s risk management process. Among its duties, the Audit Committee reviews with management (a) the Company’s policies with respect to risk assessment and management of risks that may be material to the Company, (b) the Company’s system of internal controls over financial reporting and (c) the Company’s compliance with legal and regulatory requirements. Our other committees of the Board also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

In addition, the Compensation Committee considers the risks to the Company’s stockholders and to achievement of our goals that may be inherent in the Company’s compensation program.

The Company’s management is responsible for day-to-day risk management, including the primary monitoring and testing function for company-wide policies and procedures, and management of the day-to-day oversight of the risk management strategy for the ongoing business of the Company. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that the Board leadership structure supports this approach.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Throughout this proxy statement, the following individuals who served as our chief executive officer and chief financial officer during 2019 and the other three most highly-compensated executive officers as of the end of 2019, as determined in accordance with applicable SEC rules, are collectively referred to as our named executive officers.

Named Executive Officer	Title
William C. Trimble, III	Chief Executive Officer, President and Director
Meghan G. Baivier	Executive Vice President, Chief Financial Officer and Chief Operating Officer
Darrell W. Crate	Chairman of the Board of Directors
Michael P. Ibe	Director, Vice Chairman of the Board of Directors and Executive Vice President - Development and Acquisitions
Alison M. Bernard	Executive Vice President and Chief Accounting Officer

We provide what we believe is a competitive total compensation package to our named executive officers through a combination of base salary, annual cash incentive bonuses, long-term equity incentive compensation and broad-based benefits programs.  We seek to maintain a total compensation package that provides fair, reasonable and competitive compensation for our executives while also permitting us the flexibility to differentiate actual pay based on the level of individual and company performance. We place significant emphasis on annual and long-term performance-based incentive compensation, including cash and equity-based incentives, which are designed to reward our executives based on achievement of company and individual goals and our strategic objective of delivering long-term stable and consistent returns.

Say-on-Pay and Say-on-Frequency Votes

At the Company’s 2019 annual meeting of stockholders, stockholders cast an advisory vote showing strong support for the compensation of our named executive officers and our executive compensation program and policies.

In 2018, the Board decided, consistent with approximately 97.7% of the votes cast at the 2018 annual meeting of stockholders, that the Company will hold an advisory vote on the compensation of our named executive officers at each annual meeting of stockholders until the next required vote on the frequency of stockholder votes on executive compensation. As the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, requires that such stockholder votes on frequency be held at least once every six years, we currently expect the next stockholder vote on frequency to occur at the Company’s 2024 annual meeting.

2019 Business Highlights

Since our initial public offering in February 2015, our focus has been to deliver strong strategic, financial and operating results with the goal of generating attractive risk-adjusted returns for our stockholders over the long-term through the acquisition, development and management of Class A commercial properties with leases backed by the full faith and credit of the U.S. Government.  Compensation decisions made by the Compensation Committee have reflected our high level of achievement overall with respect to (i) the contributions of our named executive officers to our financial and operating performance and (ii) pre-established performance measures and goals under our incentive cash bonus program and our long-term equity incentive plan.

Financial and Operating Performance. In 2019, our executive team continued to focus on the disciplined execution of our business strategy to generate stable and consistent cash flow growth over the long term through the acquisition, development and management of Class A commercial properties with leases backed by the full faith and credit of the U.S. Government.  Our Company’s fiscal year 2019 accomplishments, guided by our named executive officers, illustrate this focus.

•

Portfolio: As of December 31, 2019, we wholly owned 70 operating properties in the United States, including 68 operating properties that were leased primarily to U.S. Government tenant agencies and two operating properties that were entirely leased to private tenants, encompassing approximately 6.5 million square feet in the aggregate. In addition, we wholly owned two properties under development that we expect will encompass approximately 0.2 million square feet upon completion.

•

Acquisitions: During 2019, we acquired eight properties, including the final three properties of a $430.0 million portfolio of 14 properties pursuant to a purchase and sale agreement executed in June 2018.  The properties acquired in 2019, all of which are primarily leased to U.S. Government tenant agencies, consist of the following:

o

DEA - Sterling, a 49,692-square foot facility that serves as a special testing and research laboratory for the Drug Enforcement Administration (DEA) in performing mission critical forensic analyses. The facility is 100% leased through 2020.

o

FDA - College Park, an 80,677-square foot office and laboratory built-to-suit in 2004, that is 100% leased through 2029.  The facility houses a laboratory for the Food and Drug Administration’s (FDA) Center for Food Safety and Applied Nutrition (CFSAN) and is one of the FDA’s seven product-oriented centers.

o

Various GSA - Portland, a multi-tenanted 225,057-square foot facility, which was built in 2002 and is occupied by tenants such as the U.S. Department of Agriculture (USDA), U.S. Army Corp of Engineers (ACOE), Federal Bureau of Investigation (FBI) and the Bureau of Alcohol, Tobacco, Firearms and Explosives (ATF).

o

JSC - Suffolk, a 403,737 square foot U.S. Joint Staff Command (JSC) facility in Suffolk, Virginia. The building was originally constructed in 1993 and renovated in 2004. The facility is 100% leased to the GSA for a 10-year lease term, which expires in June 2028.

o

FBI - New Orleans, a 137,679 square foot FBI field office located in New Orleans, Louisiana,  originally constructed in 1999 and fully renovated in 2006. The field office is 100% leased to the FBI for an initial, non-cancelable lease term of 10 years, which expires in August 2029.

o

EPA - Lenexa, a single tenant GSA-leased office building which serves as the Region 7 headquarters for the Environmental Protection Agency (EPA). Originally constructed in 2007, the facility is 100% occupied by the EPA under its original 15-year lease, which has a five year renewal option, thus potentially carrying the term through October 2032.

o

USCIS - Tustin, a 66,818-square foot U.S. Citizenship and Immigration Services (USCIS) facility in Tustin, California. The facility recently underwent a sizeable renovation-to-suit and is subject to a 15-year lease, which expires in 2034.

o

VA - Northeast, a 56,330-square foot Department of Veterans Affairs (VA) state-of-the-art outpatient facility located in GSA’s Northeast region that is an expansion and relocation of an existing VA facility in the region and subject to an initial, non-cancelable lease term of 15 years.

•

Development Activity: In 2019, we completed the re-development of a 69-624-square foot FDA laboratory, located in Alameda, California and commenced a new 20-year lease. We also acquired property located in Atlanta, Georgia, which is currently under development to become a 162,000-square foot build-to-suit FDA laboratory.  Upon completion of the development, the property will be subject to a 20-year non-cancelable lease with the GSA for the beneficial use of the FDA.

•

Leasing Activity: We maintained a 100% tenant retention rate renewing key leases in 2019, including the 96,607 square foot FBI - Richmond and the 98,184 square foot FBI - Albany properties, for terms of 20 years and 15 years, respectively.

•

Financial Results: For the year ended December 31, 2019, we achieved net income of $8.2 million, or $0.10 per share on a fully diluted basis and Funds from Operations (“FFO”) of $94.4 million, or $1.20 per share on a fully diluted basis.(1)

•	Environmental: We grew the Company’s LEED certified portfolio by 15% based on rentable square feet in 2019.

•

Balance Sheet and Capital Markets Activities: During 2019, we completed a number of transactions that have provided us with the resources, financial flexibility and capacity to support the future growth of our business including:

o

A $275.0 million private placement of senior unsecured notes, with a weighted average maturity of 12.4 years and a weighted average interest rate of 3.85%, comprised of three tranches: $85.0 million of 3.73% senior notes due September 12, 2029; $100.0 million of 3.83% senior notes due September 12, 2031; and $90.0 million of 3.98% senior notes due September 12, 2034.

o

At-the-market equity offering (“ATM”) programs launched in March 2019 and December 2019 for the issuance and sale of shares of our common stock with an aggregate offering price of up to $200 million and $300 million, respectively, including in each case through the sale of shares on a forward basis.

•	Dividends: We declared aggregate quarterly dividends of $1.04 per share of common stock for the year ended December 31, 2019.

(1)	Refer to Appendix A to this proxy statement for reconciliation and other information regarding FFO and FFO per share on a fully diluted basis for the fiscal year ended December 31, 2019.

Returns to Stockholders. Since our initial public offering in 2015 and in 2019, our total shareholder return (“TSR”) has significantly out-performed the total returns of various indices, including the MSCI US REIT Index and the FTSE Nareit Equity REITs Index.  The following illustrations compare our cumulative TSR against the cumulative total returns of Office REITs within the MSCI US REIT Index, the MSCI US REIT Index taken as a whole and the FTSE Nareit Equity REITs Index (i) from February 5, 2015 (the first trading day of shares of our common stock) through December 31, 2019 and (ii) from January 1, 2019 through December 31, 2019, in each case, assuming the reinvestment of all dividends.

2019 TSR Performance
#1 Office REITs MSCI US REIT Index Top 10 All REITs MSCI US REIT Index
TSR Performance since IPO
3.2x Greater Shareholder Return Compared to MSCI US REIT Index 3.3x Greater Shareholder Return Compared to the FTSE Nareit Equity REITs Index

Overview of Compensation Philosophy & Objectives

We seek to maintain a total compensation package that provides fair, reasonable and competitive compensation for our executive officers while also permitting us the flexibility to differentiate actual pay based on the level of individual and organizational performance. Our executive compensation programs are designed to:

➢	attract and retain talented and experienced executives in our industry;
➢	motivate our executives whose knowledge, skills and performance are critical to our success;
➢	align the interests of our executive officers and stockholders by motivating executive officers to increase stockholder value and rewarding executive officers when stockholder value increases; and
➢	encourage our executive officers to achieve meaningful levels of ownership of our stock.

We believe our executive compensation programs are effectively designed and work in alignment with the interests of our stockholders with a number of key features including:

Roles of the Compensation Committee, Compensation Consultant and Management

Compensation Committee

Our executive compensation programs are administered by the Compensation Committee of the Board.  The members of the Compensation Committee are:  William H. Binnie (Chair), Cynthia A. Fisher, Emil W. Henry, Jr. and James E. Mead, each of whom is “independent” under the independence standards of the NYSE.   The Compensation Committee has overall responsibility for monitoring the performance of our executives and evaluating and approving our executive compensation plans, policies and programs. In addition, the Compensation Committee oversees and administers our 2015 Equity Incentive Plan.

Compensation Consultant

For 2019, the Compensation Committee engaged the services of FPL Associates L.P. (“FPL”) as its independent outside compensation consultant. All executive compensation services provided by FPL were conducted under the direction or authority of the Compensation Committee, and all work performed by FPL was pre-approved by the Compensation Committee. Neither FPL nor any of its affiliates maintains any other direct or indirect business relationships with the Company or our executive officers. As requested by the Compensation Committee, in 2019, FPL’s services to the Compensation Committee included preparing analyses of executive compensation levels as compared to a peer group and recommending changes to our executive compensation programs.

Management

Our Chairman and our Chief Executive Officer attend Compensation Committee meetings, provide information as to the individual performance of the other executive officers and make annual recommendations to the Compensation Committee of appropriate compensation levels for all executive officers other than themselves. Nonetheless, all components of our executive officers’ compensation must be approved by the Compensation Committee in its sole discretion.

Peer Group

The Compensation Committee regularly reviews external market data to determine the competitiveness of our executive compensation structure. Because of our unique position as the only internally managed public company REIT focused primarily on the acquisition, development and management of commercial properties leased to the U.S. Government, there are no directly comparable peers against which we can assess pay and performance. For external comparisons and in light of best practices, the Compensation Committee, in consultation with FPL, determined that our peer group should generally contain companies that are similar in size to us, defined as companies that are no less than one-half (0.5x) our size and no larger than twice (2.0x) our size, as defined by total capitalization, a commonly used metric for determining size in the REIT industry. For 2019, our peer group consisted of the following public company REITs:

Company	Ticker	Equity Market Capitalization ($ millions) (1)(2)	Total Capitalization ($ millions) (1)	Company Size as a Multiple of Easterly (as defined by Total Capitalization)
Agree Realty Corporation	ADC	3,222	4,111	1.41x
Chatham Lodging Trust	CLDT	861	1,470	0.51
DiamondRock Hospitality Company	DRH	2,227	3,421	1.18
Getty Realty Corp.	GTY	1,360	1,855	0.64
Hersha Hospitality Trust	HT	625	2,178	0.75
LTC Properties, Inc.	LTC	1,780	2,483	0.85
RPT Realty	RPT	1,230	2,272	0.78
Terreno Realty Corporation	TRNO	3,641	4,133	1.42
TIER REIT, Inc.(3)	TIER	1,495	2,162	0.74
Urstadt Biddle Properties Inc.	UBA	970	1,654	0.57
Washington Real Estate Investment Trust	WRE	2,396	3,500	1.20
Xenia Hotels & Resorts, Inc.	XHR	2,478	3,799	1.31
Easterly Government Properties, Inc.	DEA	2,005	2,908	N/A

(1)	Total equity market capitalization and total capitalization numbers as of December 31, 2019. (Source: S&P Global)
(2)

Total equity market capitalization is defined as the aggregate market capitalization of all issues of common equity whether traded or non-traded, including convertible common stock on a one-to-one basis until the conversion window opens, and then at the conversion rate, further assuming the conversion of all convertible subsidiary equity into common. If pricing is not available for secondary classes, the price of the primary class is applied.

(3)	For TIER REIT, Inc., which was acquired by Cousins Properties Incorporated in June 2019, total equity market capitalization and total capitalization data is as of May 31, 2019.

FPL provides market data and practices of our peer group for the Compensation Committee to consider, as well as executive compensation trends and developments. Specifically, FPL provides information regarding the design and levels of compensation paid by our peers and overall advice to determine the appropriate structure of our executive compensation programs.

For purposes of determining the overall level of our named executive officers’ compensation (i.e., base salary, annual incentive cash bonus and long-term equity incentive compensation), the Compensation Committee reviews both the total compensation and the mix of compensation components paid by our peer group to executives in comparable positions. Each named executive officer’s target compensation, however, is not mechanically established as a particular percentage of the peer group. The Compensation Committee also takes into account the named executive officer’s role and experience, as compared to our peers’ executives, and other factors, such as experience, retention and responsibility. In addition, the Compensation Committee believes that ultimately the decision as to appropriate target compensation for a particular executive should be made based on the full review of individual and Company performance, as well as market data.

Overall, FPL determined that our executive compensation programs, as structured, are competitive relative to our peers. Based upon the review of peer group compensation levels, and general industry compensation levels, the Compensation Committee believes that the value and design of our executive compensation programs are appropriate for a company of our size, structure and business.

Elements of the Compensation Program

We have designed our executive compensation programs to include three principal elements – base salary, annual incentive cash bonus and long-term equity incentives, in the form of performance-based long-term incentive units in our operating partnership, or LTIP units, and time-based shares of restricted common stock which are integrated into the compensation programs and are intended to achieve different objectives. In 2019, we also awarded one-time equity grants to our named executive officers to recognize their significant contributions to the Company’s performance and to further incentivize our named executive officers’ continued service to the Company.  See “— 2019 Year-End Performance Equity Grants” below. We believe that an emphasis on annual incentive cash bonus and equity compensation creates greater alignment with the interests of our stockholders, ensures that our business strategy is executed by decision-makers in a manner that focuses on the creation of both long-term value and short-term results, and encourages prudent evaluation of risks.  The following graphics illustrate the mix among base salary, incentive cash bonus compensation and equity compensation for our Chief Executive Officer and each of our other named executive officers as a percentage of his or her total compensation for 2019.

CEO Total Compensation (1)	Other NEO Total Compensation (1)

(1)

Amounts shown consist of (i) 2019 base salary, (ii) 2019 incentive cash bonus compensation and (iii) the grant date fair value of (A) LTIP Units and shares of restricted common stock granted in January 2019 and (B) LTIP Units granted in December 2019.

Base Salary

The base salary payable to each named executive officer provides a fixed component of compensation that reflects the executive’s position and responsibilities. The goal of our base salary program is to provide salaries at a level that allows us to attract and retain highly qualified executives while preserving significant flexibility to recognize and reward individual performance within the overall executive compensation program.  Base salaries are reviewed annually by the Compensation Committee and may be adjusted to better match competitive market levels or to recognize an executive’s professional growth, development and increased responsibility.

In connection with its annual review of base salaries, the Compensation Committee reviewed the results of benchmarking analysis prepared by FPL and determined that it was appropriate to increase 2019 base salaries from 2018 levels for each of our named executive officers in light of (i) the Company’s substantial growth since its initial public offering, (ii) each named executive officer’s individual performance, scope of responsibilities and prospects, and (iii) market data provided by FPL.  In addition, the Compensation Committee felt that the salary increases reflected below were particularly important to incentivize and retain a senior management team that has been in place since shortly after our initial public offering, has historically been compensated below the median of our peer group and has served as the foundation for the Company’s operational and financial achievements and particularly strong TSR performance.

	Base Salary ($)
Named Executive Officer	2019	2018
William C. Trimble, III	725,000	525,000
Meghan G. Baivier	550,000	425,000
Michael P. Ibe	500,000	325,000
Darrell W. Crate	500,000	325,000
Alison M. Bernard	300,000	225,000

Annual Incentive Cash Bonus

Annual incentive cash bonuses are designed to reward our named executive officers for strong financial, operational and individual performance. We expect that eligibility to receive these cash bonuses will incentivize our named executive officers to strive to attain Company and individual performance goals that further our interests and the interests of our stockholders.  In 2017 and 2018, our annual incentive cash bonus program continued to evolve from a purely discretionary program to a program structured on the achievement of formulaic Company objectives as well as specific individual qualitative goals, each of which were set early in the year. Under the 2019 annual incentive cash bonus program, the Compensation Committee set target bonuses for each of our named executive officers early in the year, with such officers eligible to earn up to a maximum of 150% of target based on the Company’s achievement of objective performance criteria and the named executive officer’s attainment of the applicable subjective performance criteria.  Below are the threshold, target and maximum bonus amounts allocated to each of our named executive officers for 2019.

Named Executive Officer	Threshold (50%) ($)	Target (100%) ($)	Maximum (150%) ($)
William C. Trimble, III	450,000	900,000	1,350,000
Meghan G. Baivier	300,000	600,000	900,000
Michael P. Ibe	287,500	575,000	862,500
Darrell W. Crate	287,500	575,000	862,500
Alison M. Bernard	137,500	275,000	412,500

2019 Objective Criteria. Fifty percent of each named executive officer’s annual incentive cash bonus was determined in a formulaic manner based on the Company’s attainment of performance and strategic objectives tied to the Company’s 2019 FFO per share on a fully diluted basis and acquisition volume during 2019. Instead of using a discretionary range of outcomes to determine payout, the objective component of the 2019 incentive cash bonus program was based on the attainment of rigorous “threshold,” “target” and “maximum” performance levels corresponding to the payout levels for each objective component of each such named executive officer’s target cash incentive bonus payout, with performance:

•	below the threshold representing a 0% payout level for each of the performance measures,

•	at threshold representing a 50% payout level for each of the performance measures,
•	at target representing a 100% payout level for each of the performance measures, and
•	at maximum or greater representing a 150% payout level for each of the performance measures.

The following sets forth for each of the 2019 objective performance criteria, the threshold, target and maximum levels established by the Compensation Committee, our actual 2019 results and the payout as a percentage of the objective component achieved.

Performance Criteria	Target Weighting Level	Threshold ($)	Target ($)	Maximum ($)	Actual 2019 Results ($)	Actual 2019 Payout Percentage Achieved (%)
FFO per share - fully diluted basis	50%	1.16	1.18	1.20	1.20	150
Acquisition Volume	50%	100 million	200 million	300 million	229 million	114

Under the objective component, if the threshold level was not satisfied with respect to a particular measure, the actual performance factor would be zero with respect to that measure. For performance between levels for each measure, the percentage earned was determined based on linear interpolation, up to a maximum of 150% of the target performance factor.

The Compensation Committee decided that it was appropriate to use 2019 FFO per share on a fully diluted basis as a performance measure, since FFO is widely viewed as a key metric that REIT investors closely monitor.  In addition, the Company considers FFO per share on a fully diluted basis to be a meaningful Company performance measure because it excludes various items in net income that do not relate to or are not indicative of the operating performance of the ownership and management of the Company’s assets.  FFO is defined by Nareit as net income (loss), calculated in accordance with GAAP, excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.  The Compensation Committee determined that 2019 acquisition volume was an appropriate performance measure to use, as external growth within our target market is a key component of our business strategy.

2019 Individual Subjective Criteria. Individual goals for each named executive officer accounted for up to 50% of such officer’s annual cash incentive bonus for 2019 and included a subjective evaluation of the leadership and managerial performance of each of our named executive officers. In determining each of our named executive officer’s achievement of his or her individual goals, the Compensation Committee assessed the performance of each named executive officer as compared to his or her pre-established individual performance criteria, as set forth below, and made a determination regarding the level of performance achieved.

Named Executive Officer	2019 Individual Performance Criteria
William C. Trimble, III Chief Executive Officer and President

➣ Implementing the Company’s overall strategic and operational business plan.

➣ Identifying and developing new strategic relationships to drive external growth.

➣ Engaging with major stockholders and other market participants to effectively communicate the Company’s goals and objectives.

➣ Motivating the executive and senior management team to deliver superior results.

➣ Establishing clear objectives for senior management to align individual and Company objectives.

Meghan G. Baivier Executive Vice President, Chief Financial Officer and Chief Operating Officer

➣ Sourcing and executing capital market transactions to fund the Company’s capital needs.

➣ Managing the Company’s credit facilities and liquidity requirements.

➣ Maintaining a strong and flexible balance sheet to further Company objectives.

➣ Communicating effectively the Company’s business strategy to investors and other market participants.

Michael P. Ibe Vice Chairman of the Board and Executive Vice President - Development and Acquisitions

➣ Identifying and executing government development and redevelopment projects to further the Company’s business objectives.

➣ Sourcing acquisition opportunities and overseeing the Company’s acquisition activities.

➣ Identifying and implementing strategies to successfully compete for U.S. Government build-to-suit projects.

➣ Overseeing the Company’s development activities from initial planning to final completion.

➣ Providing leadership and expertise throughout the Company on U.S. Government’s procurement processes and standards.

Darrell W. Crate Executive Chairman of the Board

➣ Providing leadership and direction in implementing the Company’s overall strategic business plans.

➣ Guiding the Company in establishing goals and objectives to maximize stockholder value.

➣ Communicating effectively the Company’s vision to investors and market participants.

➣ Providing leadership to the Board to enhance Board effectiveness.

➣ Developing and maintaining open communications and cooperation between management and the Board to assure commonality of purpose.

Alison M. Bernard Executive Vice President and Chief Accounting Officer

➣ Executing the Company’s accounting, financial reporting, tax and risk management activities.

➣ Overseeing and implementing internal accounting policies and controls consistent with SEC, GAAP and SOX compliance.

➣ Overseeing and managing filings of SEC reports and supplemental reports.

➣ Coordinating with the Company’s external auditor to ensure smooth annual financial statement and SOX compliance audits.

➣ Supervising and managing the Company’s internal audit team.

Based on the Company’s performance with respect to the objective components of the annual cash incentive bonus program and factoring in the performance of each named executive officer under the pre-established subjective criteria, the Compensation Committee awarded 2019 annual incentive cash bonuses in the amounts set forth in the table below.

	2019 Incentive Cash Bonus
Named Executive Officer	Earned ($)	Percentage of Target Earned (%)
William C. Trimble, III	1,269,900	141%
Meghan G. Baivier	846,600	141%
Michael P. Ibe	811,325	141%
Darrell W. Crate	811,325	141%
Alison M. Bernard	388,025	141%

Long-Term Equity Incentive Compensation

The Compensation Committee believes that a substantial portion of each named executive officer’s annual compensation should be in the form of long-term equity incentive compensation.  Equity incentive awards encourage management to create stockholder value over the long-term, because the value of the equity awards is directly attributable to changes in the price of our common stock over time. In addition, equity awards are an effective tool for management retention because full vesting of the awards generally requires continued employment for multiple years.

Historically, we have granted most of the long-term equity incentive awards to our named executive officers in the form of LTIP units. LTIP units are designed to qualify as “profits interests” in our operating partnership for federal income tax purposes, meaning that initially they are not economically equivalent in value to a share of our common stock, but over time can increase in value to one-for-one parity with common stock by operation of special tax rules applicable to profits interests. LTIP units are designed to offer executives a long-term incentive comparable to restricted stock, while allowing them to enjoy a more favorable income tax treatment. Each LTIP unit awarded is deemed equivalent to an award of one share of common stock reserved under our 2015 Equity Incentive Plan. The key difference between LTIP units and restricted stock is that at the time of award, LTIP units do not have full economic parity with common units, but, as stated above, can achieve such parity over time upon the occurrence of specified events in accordance with partnership tax rules. Prior to the performance measurement date, LTIP units are only entitled to one-tenth (10%) of the regular quarterly distributions payable on common units. The remaining nine-tenths (90%) of the distributions are treated as “re-invested” and are only earned at the end of the applicable performance period to the extent the underlying LTIP units are also earned. Until and unless parity is reached, the value that an executive will realize for a given number of vested LTIP units is less than the value of an equal number of shares of our common stock.

Evolution of the Long-Term Equity Incentive Program. Following our initial public offering in 2015, we made long-term grants of LTIP units to our named executive officers in order for them to establish an initial meaningful equity stake in our Company that would be earned based on our TSR performance, both on an absolute and relative basis, through December 31, 2017.  Because these awards were designed to provide competitive levels of long-term compensation over a multi-year period following our initial public offering, no additional long-term incentive awards were made until 2018.   In 2018, the Compensation Committee approved new performance-based LTIP unit awards for our named executive officers consisting of three tranches, with three-year, two-year and one-year performance periods to ensure that our named executive officers maintain an appropriate level of overall long-term incentive compensation opportunity during the transition from the grants made at the time of our initial public offering to annual awards of performance-based LTIP units that will measure our performance consistently over three-year performance periods, as illustrated by the diagram below:

(1)

50% of the LTIP units vest when earned following the end of the applicable performance period and 50% of the earned LTIP units are subject to an additional one year of vesting.  The additional one-year vesting condition applies only to the TSR performance-based awards.

Note: As described in more detail below, the Company also granted service-based awards of restricted stock subject to two- and three-year vesting terms in 2019 and service-based awards of LTIP units subject to three-year vesting terms in 2020.

For 2019, the Compensation Committee adopted a long-term incentive program with a few modifications to the 2018 long-term incentive program, including awarding only multi-year grants, in order to (i) further align the interests of our named executive officers with our stockholders over the longer term, (ii) support the objective of long-term consistent growth and reward our named executive officers based on our TSR performance, and (iii) serve as a retention tool for our executives.  In light of these considerations, as well as input from FPL, the Compensation Committee approved 2019 long-term incentive awards to our named executive officers consisting of a mix of (i) performance-based LTIP unit awards (72.6%) and (ii) service-based restricted stock awards (27.4%).  The 2019 LTIP unit awards include tranches with two- and three-year performance periods to facilitate, as noted above, our transition to long-term awards with only three-year performance periods.  Similarly, the 2019 restricted stock awards include tranches with two- and three-year vesting schedules.

2019 Performance-Based LTIP Unit Awards. In order to reinforce our “pay-for-performance” compensation philosophy, the performance-based LTIP units can only be earned if we achieve rigorous performance goals over a multi-year period based on (i) TSR performance on an annualized absolute basis (“Absolute TSR”), (ii) TSR performance on an annualized basis relative to the FTSE Nareit Equity REITs Index (“Index Relative TSR”) and (iii) TSR performance on an annualized basis adjusted for the change in price of a zero-coupon 10-year Treasury note (“US Treasury Relative TSR”).  The performance-based LTIP unit awards were based 36.1% on Absolute TSR, 12.0% on Index Relative TSR and 51.9% on US Treasury Relative TSR.

The number of earned LTIP units will be determined by the Compensation Committee following the end of the applicable performance period in accordance with the following payout matrices:

LTIP Units Subject to Absolute TSR Performance(1) (36.1% of Total LTIP Unit Grant)	LTIP Units Subject to Index Relative TSR Performance(1) (12.0% of Total LTIP Unit Grant)	LTIP Units Subject to US Treasury Relative TSR Performance(1) (51.9% of Total LTIP Unit Grant)

(1)

The LTIP units subject to Absolute TSR performance will be forfeited in their entirety if Absolute TSR is less than 4%, the LTIP units subject to Index Relative TSR will be forfeited in their entirety if Index Relative TSR is equal to or less than 75% of the Index, and the LTIP units subject to US Treasury Relative TSR performance will be forfeited in their entirety if US Treasury Relative TSR is less than 3%.   In the event that Absolute TSR, Index Relative TSR or US Treasury Relative TSR, as applicable, falls between two levels in the applicable chart above, linear interpolation will be used to determine the number of LTIP units earned.

Earned awards (if any) will vest 50% when earned and 50% will vest on January 2, 2022 and January 2, 2023 for the tranches with two- and three-year performance periods, respectively, subject to continued employment.  Vesting will be accelerated in the event of termination of employment by the Company without cause, or termination of employment by the award recipient for good reason, death, disability or retirement.

The table below sets forth the total number of performance-based LTIP units awarded to our named executive officers in 2019.

	LTIP Units Granted 2-Year Performance Period			LTIP Units Granted 3-Year Performance Period
Named Executive Officer	Absolute	Index Relative	US Treasury Relative	Absolute	Index Relative	US Treasury Relative
William C. Trimble, III	5,389	1,796	7,528	11,542	3,847	16,611
Meghan G. Baivier	2,200	733	3,072	4,711	1,570	6,780
Michael P. Ibe	3,299	1,100	4,609	7,066	2,355	10,170
Darrell W. Crate	3,299	1,100	4,609	7,066	2,355	10,170
Alison M. Bernard	769	257	1,074	1,649	550	2,372

2019 Service-Based Restricted Stock Awards. In order to encourage the long-term retention of our named executive officers, the Compensation Committee granted 25% of the 2019 long-term incentive awards in the form of service-based restricted stock awards.  The Compensation Committee believes that service-based restricted stock awards that vest over time independent of our TSR performance promotes the retention of the Company’s talented management team, while still incentivizing a focus on long-term results because the ultimate value of the underlying stock awards is tied to our stock price.

Vesting will be accelerated in the event of termination of employment by the Company without cause, or termination of employment by the award recipient for good reason, death, disability or retirement.  The table below sets forth the total number of shares of restricted common stock awarded to our named executive officers in 2019.

Named Executive Officer	Restricted Common Stock Vest 2 Years from Grant Date	Restricted Common Stock Vest 3 Years from Grant Date
William C. Trimble, III	5,882	12,132
Meghan G. Baivier	2,401	4,952
Michael P. Ibe	3,601	7,428
Darrell W. Crate	3,601	7,428
Alison M. Bernard	840	1,733

2019 Year-End Performance Equity Grants. On December 19, 2019, the Compensation Committee approved one-time equity awards to our named executive officers to recognize their significant contributions to the Company’s performance and to further incentivize our named executive officers’ continued service to the Company. The Compensation Committee recognized, among other things, that our named executive officers have been the linchpin of the Company’s achievements with respect to the attainment of key operational and strategic goals as well as its stock performance since its initial public offering and particularly in 2019.  The Compensation Committee, after consultation with FPL, and after considering each named executive officer’s performance as well as his or her current level of compensation relative to peer company compensation, recommended approval of a one-time equity award in the form of LTIP units, that vested immediately upon grant but are subject to restrictions on transfer and redemption until the third anniversary of the grant date.  The LTIP units were granted out of, and in accordance with, our 2015 Equity Incentive Plan. The Compensation Committee does not expect the one-time equity award to be a recurring portion of our named executive officers’ compensation.

2020 Long-Term Incentive Awards. On January 3, 2020, the Compensation Committee approved the grant of long-term incentive awards to each of our named executed officers based on the same structure as the 2019 long-term incentive awards but with an additional component to further incentivize grantees with respect to the Company’s achievement of meaningful operating metric goals.  With input from FPL and based on the results of a benchmark of peers prepared by FPL, the Compensation Committee approved 2020 long-term incentive awards to our named executive officers consisting of the following three components:

TSR Performance-Based LTIP Unit Awards (30%)

➣ Objective: to strengthen the alignment of our executive compensation programs with long-term stockholder value.

➢Awards may be earned subject to rigorous and formulaic TSR performance criteria measured over a three-year performance period.

➣ 50% of the TSR Performance-Based LTIP unit grants are subject to Absolute TSR (75%) and Index Relative TSR (25%) performance criteria using the same target,

threshold and maximum criteria included in our corresponding 2019 LTIP unit awards.

➣ 50% of the TSR Performance-Based LTIP units grants are subject to U.S. Treasury Relative TSR performance criteria using the same target, threshold and maximum criteria included in our corresponding 2019 LTIP unit awards.

➣ All TSR performance awards are subject to additional time-based vesting following the end of the performance period (50% of earned awards will vest when earned; 50% of earned award will vest one year later, subject to the grantee’s continued employment).

➣ No grants are subject to a one-year or two-year performance period.

Operational Performance-Based LTIP Unit Awards (30%)

➣     Objective: to motivate our named executive officers to focus on critical operating performance objectives in support of our strategic focus on long-term stable and consistent growth that we believe will translate into sustainable stockholder returns over the long-term.

➢50% of the Operational Performance-Based LTIP unit grants are based on the Company’s average annual acquisition volume over a three-year period.

➢50% of the Operational Performance-Based LTIP unit grants are based on the Company’s average quarterly occupancy percentage over a three-year period.

➣ With respect to each of the operational criteria, grants may only be earned if the Company performs at or above the applicable target.  Average annual acquisition volume must be at least $200 million and the average quarterly occupancy percentage must be at least 95%.

Service-Based LTIP Unit Awards (40%)	➣ Objective: to encourage long-term retention of our named executive officers. ➣ All grants vest over a three-year period to encourage long-term retention.

Clawback Policy

On February 21, 2019, the Board adopted a formal clawback policy, which allows the Compensation Committee to recoup compensation paid to a covered officer if the related financial results are subsequently restated as described below. The policy covers all of the Company’s current and former named executive officers. Pursuant to this policy, if the Company is required to prepare an accounting restatement due to material non-compliance with any financial reporting requirement, then the Compensation Committee may require an employee covered by the policy to repay or forfeit to the Company “excess compensation.” Excess compensation includes annual cash incentive bonus and long-term incentive compensation in any form (including restricted stock and LTIP units, whether time-based or performance-based) received by that employee during the three-year period preceding the publication of the restated financial statements that the Compensation Committee determines was in excess of the amount that such employee would have received if such compensation had been determined based on the financial results reported in the restated financial statements. In making its determination to recoup compensation from an officer, the Compensation Committee may take into account any factors it deems reasonable, including any determination whether the officer engaged in fraud, willful misconduct or committed acts or omissions which materially contributed to the events that led to the restatement.

Other Elements of Compensation

Employee Benefits and Perquisites. Our full-time employees are eligible to participate in health and welfare benefit plans, such as medical, dental, life and long-term disability insurance. Pursuant to the terms of their respective employment agreements, Mr. Trimble and Ms. Baivier are also entitled to certain perquisites. See “—Severance and Change in Control Benefits” below.

401(k) Plan. The Internal Revenue Code of 1986, as amended, or the Code, allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to a 401(k) plan. We established a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees.

Tax Considerations

Deductibility of Executive Compensation. Under Section 162(m) of the Code, a publicly held corporation generally may not deduct compensation of more than $1 million paid to any “covered employee” in any year. Based on our interpretation of certain private letter rulings, we have historically taken the position that compensation payable to our executive officers that is attributable to services for our operating partnership is not subject to Section 162(m), because we are structured as an umbrella partnership REIT, or UPREIT, and our operating partnership is not a “publicly held corporation” within the meaning of Section 162(m).

In December 2019, the Internal Revenue Service proposed new regulations that may cause the limits on deductibility under Section 162(m) of the Code to apply to our executive compensation programs despite our UPREIT structure. Although our Compensation Committee is currently considering the impact of these proposed regulations, and intends to continue to review the application of Section 162(m) with respect to any future compensation arrangements, we are committed to providing competitive compensation and willing to exceed the limit on deductibility to attract and retain talented executives. Accordingly, we do not expect Section 162(m) to have a significant impact on our Compensation Committee’s compensation decisions for our executive officers.

Accounting Standards

The Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives. ASC Topic 718 requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of equity awards under our 2015 Equity Incentive Plan will be accounted for under ASC Topic 718.

Risk Considerations in Our Compensation Programs

Our Compensation Committee has discussed the concept of risk as it relates to our compensation programs with management and FPL, and our Compensation Committee does not believe the goals, or the underlying philosophy, of our compensation programs encourage excessive or inappropriate risk taking.

We structure the compensation to our executive officers to consist of both fixed and variable compensation. The fixed portion (base salary) of compensation is designed to provide a base level of income regardless of our financial or share price performance. The variable portion of compensation (annual incentive cash bonus and long-term equity) is designed to encourage and reward both short- and long-term financial, operational and individual performance, with appropriate caps on the maximum amount of annual cash incentive compensation and shares and/or units that can be earned.

Compensation Committee Report

Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and, based on such review and discussions, our Compensation Committee recommended to the Board of Directors that our Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee

William H. Binnie (Chair)

Cynthia A. Fisher

Emil W. Henry, Jr.

James E. Mead

Summary Compensation Table

The following table sets forth information regarding the compensation paid to our named executive officers:

Named Executive Officer and Principal Position	Year	Salary(1) ($)	Bonus ($)	Stock Awards(2) ($)	Non-Equity Plan Compensation ($)	All Other Compensation(3) ($)	Total ($)
William C. Trimble, III	2019	725,000	—	1,803,348	1,269,900	11,123	3,809,371
Chief Executive Officer	2018	525,000	900,000	1,041,667	—	11,200	2,477,867
and President	2017	450,000	825,000	—	—	11,808	1,286,808
Meghan G. Baivier	2019	550,000	—	866,159	846,600	11,227	2,273,986
Executive Vice President, Chief Financial	2018	425,000	600,000	446,426	—	11,200	1,482,626
Officer and Chief Operating Officer	2017	350,000	650,000	—	—	11,731	1,011,731
Michael P. Ibe	2019	500,000	—	1,211,720	811,325	11,218	2,534,263
Director, Vice Chairman of the Board	2018	325,000	575,000	654,751	—	11,200	1,565,951
of Directors And Executive Vice	2017	275,000	475,000	—	—	11,317	761,317
President—Development and Acquisitions
Darrell W. Crate	2019	500,000	—	1,211,720	811,325	—	2,523,045
Chairman of the Board	2018	325,000	575,000	654,751	—	—	1,554,751
Of Directors	2017	275,000	475,000	—	—	—	750,000
Alison M. Bernard	2019	300,000	—	296,844	388,025	13,705	998,574
Executive Vice President	2018	225,000	275,000	178,580	—	10,534	689,114
and Chief Accounting Officer	2017	200,000	250,000	—	—	9,288	459,288

(1)	Represents actual base salary earned by each named executive officer during the applicable year.

(2)

Amounts shown do not reflect compensation actually received by the named executive officer. For 2018, represents the grant date fair value of 2018 performance-based LTIP unit awards. For 2019, represents the grant date fair value of 2019 performance-based LTIP unit awards, 2019 restricted stock awards and December 2019 LTIP unit awards that vested upon grant. In each case, the grant date fair value was determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The maximum values of the 2018 performance-based LTIP unit awards, assuming that the highest level of performance is achieved, are as follows: Mr. Trimble - $2,083,334; Ms. Baivier - $892,852; Mr. Ibe - $1,309,502; Mr. Crate - $1,309,502; and Ms. Bernard – $357,160.  The maximum values of the 2019 performance-based LTIP units awards, assuming that the highest level of performance is achieved, are as follows: Mr. Trimble - $1,794,233; Ms. Baivier - $732,319; Mr. Ibe - $1,098,479; Mr. Crate - $1,098,479; and Ms. Bernard – $256,234.  A discussion of the assumptions used in calculating these values can be found in Note 7 to our audited financial statements beginning on page F-23 of our Annual Report on Form 10-K for the year ended December 31, 2019.

(3)

Represents the amounts we paid during fiscal years 2017, 2018 and 2019 for matching 401(k) plan contributions for Mr. Trimble, Ms. Baivier, Mr. Ibe and Ms. Bernard. We have not included the value of perquisites and other personal benefits, as the aggregate amount of such compensation for fiscal years 2017, 2018 and 2019 was less than $10,000 for each named executive officer.

2019 Grants of Plan-Based Awards

The following table sets forth certain information with respect to each grant of an award made to our named executive officers in the fiscal year ended December 31, 2019.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Named Executive Officer	Grant Date(1)		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All other Stock Awards (#)	Grant date fair value of Stock and Option Awards(2) (#)
William C. Trimble, III			450,000	900,000	1,350,000
	1/18/19	(3)							18,014	306,238
	1/18/19	(4)(5)				7,356	14,713	29,426		292,744
	1/18/19	(4)(6)				16,000	32,000	64,000		604,373
	12/19/19	(7)							29,211	599,994
Meghan G. Baivier			300,000	600,000	900,000
	1/18/19	(3)							7,353	125,001
	1/18/19	(4)(5)				3,002	6,005	12,010		119,482
	1/18/19	(4)(6)				6,530	13,061	26,122		246,678
	12/19/19	(7)							18,257	374,999
Michael P. Ibe			287,500	575,000	862,500
	1/18/19	(3)							11,029	187,493
	1/18/19	(4)(5)				4,504	9,008	18,016		179,232
	1/18/19	(4)(6)				9,795	19,591	39,182		370,008
	12/19/19	(7)							23,125	474,988
Darrell W. Crate			287,500	575,000	862,500
	1/18/19	(3)							11,029	187,493
	1/18/19	(4)(5)				4,504	9,008	18,016		179,232
	1/18/19	(4)(6)				9,795	19,591	39,182		370,008
	12/19/19	(7)							23,125	474,988
Alison M. Bernard			137,500	275,000	412,500
	1/18/19	(3)							2,573	43,741
	1/18/19	(4)(5)				1,050	2,100	4,200		41,784
	1/18/19	(4)(6)				2,285	4,571	9,142		86,333
	12/19/19	(7)							6,085	124,986

(1)	The grant date is considered to be the date the equity-based awards were approved by the Compensation Committee.

(2)

Represents the grant date fair value of LTIP units and shares of restricted stock granted to our named executive officers in 2019, determined in accordance with ASC Topic 718, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. A discussion of the assumptions used in calculating these values can be found in Note 7 to our audited financial statements beginning on page F-23 of our Annual Report on Form 10-K for the year ended December 31, 2019.

(3)

Represents shares of restricted common stock granted to our named executive officers in 2019.  For each named executive officer, the shares of restricted common stock will vest based on the following schedule, subject to the grantee’s continued employment:

Named Executive Officer	Restricted Common Stock Vesting on January 18, 2021	Restricted Common Stock Vesting on January 18, 2022
William C. Trimble, III	5,882	12,132
Meghan G. Baivier	2,401	4,952
Michael P. Ibe	3,601	7,428
Darrell W. Crate	3,601	7,428
Alison M. Bernard	840	1,733

(4)

Represents 2019 performance-based LTIP unit awards for each named executive officer. The awards consist of two separate tranches that may be earned at threshold (50%), target (100%) or maximum (200%) based on performance periods ending on December 31, 2020 and December 31, 2021, respectively. The performance criteria for each tranche is based 36.1% on the Company’s absolute total shareholder return performance, 12.0% on the Company’s index relative total shareholder return performance, and 51.9% on the Company’s U.S. Treasury relative total shareholder performance during the relevant performance period, with 50% of the LTIP units vesting when earned following the end of the applicable performance period and 50% of the earned award vesting on (i) January 2, 2022 for the LTIP units with a performance period ending on December 31, 2020 and (ii) January 2, 2023 for the LTIP units with a performance period ending on December 31, 2021, subject in each case to the grantee’s continued employment. For a description of threshold, target and maximum performance for each tranche, see “Executive Compensation—Compensation Discussion and Analysis—Elements of the Compensation Program—2019 Performance-Based LTIP Unit Awards.”

(5)	Represents LTIP units granted with a performance period ending December 31, 2021.

(6)	Represents LTIP units granted with a performance period ending December 31, 2022.

(7)	Represents LTIP units granted to our named executive officers that vested immediately upon grant, but remain subject to a three-year restriction on transfer and redemption from the date of grant.

Grants of all equity awards were made pursuant to our 2015 Equity Incentive Plan. The vesting of each award is subject to acceleration in connection with certain triggering events as described below under “—Potential Payments Upon Termination or Change in Control.” We pay holders of shares of restricted common stock dividends, whether vested or not, at the same rate per share as dividends per share paid to our common stockholders. Prior to the performance measurement date, LTIP units are only entitled to one-tenth (10%) of the regular quarterly distributions payable on common units. The remaining nine-tenths (90%) of the distributions are treated as “re-invested” and are only earned at the end of the applicable performance period to the extent the underlying LTIP units are also earned. Until and unless parity is reached, the value that an executive will realize for a given number of vested LTIP units is less than the value of an equal number of shares of our common stock.

The terms of the employment agreements that we have entered into with Mr. Trimble and Ms. Baivier are described below under “—Potential Payments Upon Termination or Change in Control.”

Outstanding Awards at December 31, 2019

The following table sets forth certain information with respect to all outstanding equity awards held by each named executive officer as of the fiscal year ended December 31, 2019.

	Stock Awards
Named Executive Officer	Number of Shares, Units or Other Rights That Have Not Vested(1) (#)	Market or Payout Value of Shares, Units or Other Rights That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Market or Payout Value of Shares, Units or Other Rights That Have Not Vested(2) ($)
William C. Trimble, III	58,091	1,378,499	149,504	3,547,730
Meghan G. Baivier	24,529	582,073	62,166	1,475,199
Michael P. Ibe	36,220	859,501	92,446	2,193,744
Darrell W. Crate	36,220	859,501	92,446	2,193,744
Alison M. Bernard	9,443	224,082	22,956	544,746

(1)

Represents an aggregate of 114,505 earned LTIP units pursuant to grants of LTIP units made to our named executive officers on January 4, 2018 and 49,998 shares of restricted stock granted on January 18, 2019, each of which is subject to service-based vesting conditions.

The performance period for the LTIP units ended on December 31, 2019 and our total return to stockholders over the performance period was sufficient for the grantees to earn the maximum number of LTIP units under the applicable awards.  Earned LTIP Unit awards vested 50% on January 16, 2020 and 50% will vest on January 4, 2021, subject to the grantee’s continued employment.

For each named executive officer, the LTIP units and shares of restricted common stock will vest based on the following schedule, subject to the grantee’s continued employment:

(2)	The value of the awards represented in the table is based on a price per share or unit of $23.73, which was the closing price of our common stock on the NYSE as of December 31, 2019.

(3)	Includes the following performance-based LTIP unit grants:

Named Executive Officer	Restricted Common Stock Vesting on January 18, 2021	Restricted Common Stock Vesting on January 18, 2022	LTIP Units Vested on January 16, 2020	LTIP Units Vesting on January 4, 2021
William C. Trimble, III	5,882	12,132	20,038	20,039
Meghan G. Baivier	2,401	4,952	8,587	8,589
Michael P. Ibe	3,601	7,428	12,595	12,596
Darrell W. Crate	3,601	7,428	12,595	12,596
Alison M. Bernard	840	1,733	3,435	3,435

Named Executive Officer	2018 Three-Year Performance Period Awards(a)	2019 Two- Year Performance Period Awards(b)	2019 Three-Year Performance Period Awards(c)
William C. Trimble, III	56,078	29,426	64,000
Meghan G. Baivier	24,034	12,010	26,122
Michael P. Ibe	35,248	18,016	39,182
Darrell W. Crate	35,248	18,016	39,182
Alison M. Bernard	9,614	4,200	9,142

(a)

Represents LTIP units granted on January 3, 2018 for which the measurement period for assessing performance ends on December 31, 2020. In accordance with SEC rules, the number of equity incentive plan awards is based on achieving “maximum” performance goals. If our performance had continued through the end of the performance period at the same rate as had occurred from the beginning of the performance period through December 31, 2019, our named executive officers would earn an amount between target and maximum. These LTIP units, if any, will vest 50% when earned and 50% on January 4, 2021, subject to the grantee’s continued employment.

(b)

Represents LTIP units granted on January 18, 2019 for which the measurement period for assessing performance ends on December 31, 2020. In accordance with SEC rules, the number of equity incentive plan awards is based on achieving “maximum” performance goals. If our performance had continued through the end of the performance period at the same rate as had occurred from the beginning of the performance period through December 31, 2019, our named executive officers would earn an amount between target and maximum. These LTIP units, if any, will vest 50% when earned and 50% on January 2, 2022, subject to the grantee’s continued employment.

(c)

Represents LTIP units granted on January 18, 2019 for which the measurement period for assessing performance ends on December 31, 2021. In accordance with SEC rules, the number of equity incentive plan awards is based on achieving “maximum” performance goals. If our performance had continued through the end of the performance period at the same rate as had occurred from the beginning of the performance period through December 31, 2019, our named executive officers would earn an amount between target and maximum. These LTIP units, if any, will vest 50% when earned and 50% on January 2, 2023, subject to the grantee’s continued employment.

2019 Option Exercises and Stock Vested

There were no exercises of options, stock appreciation rights or similar instruments, and no vesting of stock, including restricted stock, restricted stock units or similar instruments, by any named executive officer during 2019.  The LTIP units granted in January 2018 that were subject to a one-year performance period ending on December 31, 2018 did not achieve the applicable thresholds for payouts and were therefore forfeited in accordance with the terms of the applicable awards.

Severance and Change in Control Benefits

Employment Agreements

We entered into an employment agreement with Mr. Trimble, our Chief Executive Officer and President, in connection with our initial public offering in February 2015, and an employment agreement with Ms. Baivier, our Executive Vice President, Chief Financial Officer and Chief Operating Officer, in May 2015.

The agreements with Mr. Trimble and Ms. Baivier each had an initial term of three years. The terms automatically extend for successive one-year periods upon the expiration of the initial term or any extension term unless either party provides written notice of non-renewal no later than 180 days prior to the expiration of such term and, accordingly, the current terms have been extended for additional one-year periods. Under the terms of the agreements with Mr. Trimble and Ms. Baivier, they are entitled to receive a minimum annual base salary of $250,000 and $225,000, respectively.

Each employment agreement also provides for bonuses to be determined by the Compensation Committee, in its sole discretion, based on such factors relating to the performance of Mr. Trimble or Ms. Baivier, as applicable, or us as it deems relevant. The agreements also provide eligibility for vacation and for participation in various employee benefits such as health, dental, life and disability insurance, our 2015 Equity Incentive Plan and 401(k) plan.

Pursuant to the terms of the employment agreements with Mr. Trimble and Ms. Baivier, upon termination of the executive’s employment by us without “cause” (as defined in the executive’s employment agreement) or by the executive for “good reason” (as defined in the applicable employment agreement), subject to the executive signing a separation agreement and mutual release, the executive will be entitled to the following severance payments and benefits:

•	a lump sum cash payment equal to six months of the executive’s base salary at the time of termination;
•	a prorated portion of the annual bonus for the year of termination, calculated based on the executive’s target bonus for such year;
•	a lump sum cash payment equal to half of the annual premium payable by us for the executive’s health and dental insurance; and
•

accelerated vesting of all equity grants subject to only time-based vesting based on continued employment, with the vesting of equity grants with performance vesting only accelerated to the extent provided by the applicable award agreement.

Neither of the employment agreements provide for any tax gross-ups and, in the event the executive becomes subject to the Section 280G golden parachute excise tax under Section 4999 of the Code, the amounts payable as described above would be reduced to the level so that the excise tax will not apply, but only if such reduction would result in a greater after-tax amount to the executive.

All of the cash severance payments described above are to be made as lump sum payments within 30 days after the date of termination of the executive’s employment. However, to the extent necessary to avoid the imposition of an additional tax under Section 409A of the Code, severance pay and benefits will be delayed until six months and one day after termination during which time the payments will accrue interest at the short-term applicable federal rate.

Each employment agreement also provides that in the event the executive’s employment is terminated on account of death or disability, the executive or his or her beneficiary in the case of death will receive the following payments:

•	a prorated portion of the annual bonus payable for the year of such termination, calculated based on actual achievement of applicable performance metrics for the applicable year; and
•

accelerated vesting of all equity grants subject to only time-based vesting based on continued employment, with the vesting of equity grants with performance vesting only accelerated to the extent provided by the applicable award agreement.

Under separate agreements, each of our named executive officers is subject to certain restrictive covenants, including non-competition and non-solicitation covenants during their employment with us and for twelve months after termination of employment. As Mr. Ibe currently resides in the State of California where, generally, non-competition agreements are not enforceable, his agreement does not include a non-competition covenant following termination of his employment with us.

Pursuant to the terms of the LTIP unit awards outstanding as of December 31, 2019, vesting of LTIP units will be accelerated in the event of a termination of employment by us without cause, or termination of employment by the award recipient for good reason, death, disability or retirement. Vesting will also be accelerated in the event of a termination of employment by us without cause or termination of employment by the award recipient for good reason occurring in connection with or within 18 months after a change in control.

Potential Payments Upon Termination or Change in Control

The following tables set forth the amounts that would have been paid to our named executive officers in the event of a termination by us without “cause” or by the executive for “good reason” other than in connection with a change in control; upon death or disability; upon a change in control without termination and upon a termination by us without “cause” or by the executive for “good reason” in connection with a change in control occurring, in each case, as of December 31, 2019 (the closing price per share of our common stock was $23.73 as of December 31, 2019). The amounts in the tables below exclude payments that would be made for (i) accrued salary and vacation pay; (ii) distribution of plan balances under our 401(k) plan; (iii) life insurance proceeds in the event of death; and (iv) disability insurance payouts in the event of disability to the extent they have been earned prior to the termination of employment or are provided on a non-discriminatory basis to salaried employees upon termination of employment.

Named Executive Officer	Without Cause / For Good Reason ($)	Death / Disability ($)	Change in Control (No Termination) ($)(4)	Change in Control (Termination Without Cause / For Good Reason) ($)
William C. Trimble, III
Bonus	900,000	1,269,900	—	900,000
Cash Severance(1)	362,500	—	—	362,500
Performance-Based Award(2)	475,502	475,502	—	4,268,409
Restricted Stock Awards	427,472	427,472	—	427,472
Benefits Continuation	—	—	—	—
Total(5)	2,165,474	2,172,874	—	5,958,381

Meghan G. Baivier
Bonus	600,000	846,600	—	600,000
Cash Severance(1)	275,000	—	—	275,000
Performance-Based Awards(2)	203,770	203,770	—	1,781,815
Restricted Stock Awards	174,487	174,487	—	174,487
Benefits Continuation(3)	9,140	—	—	9,140
Total(5)	1,262,397	1,224,857	—	2,840,442

Michael P. Ibe
Bonus	—	—	—	—
Cash Severance	—	—	—	—
Performance-Based Awards(2)	298,879	298,879	—	2,644,969
Restricted Stock Awards	261,718	261,718	—	261,718
Benefits Continuation(3)	—	—	—	—
Total	560,597	560,597	—	2,906,687

Darrell W. Crate
Bonus	—	—	—	—
Cash Severance	—	—	—	—
Performance-Based Awards(2)	298,879	298,879	—	2,644,969
Restricted Stock Awards	261,718	261,718	—	261,718
Benefits Continuation	—	—	—	—
Total	560,597	560,597	—	2,906,687

Alison M. Bernard
Bonus	—	—	—	—
Cash Severance	—	—	—	—
Performance-Based Awards(2)	81,513	81,513	—	665,081
Restricted Stock	61,057	61,057	—	61,057
Benefits Continuation	—	—	—	—
Total	142,570	142,570	—	726,138

(1)	Represents a lump sum payment equal to six months of base salary.
(2)

In accordance with the terms of our 2018 and 2019 performance LTIP unit awards outstanding as of December 31, 2019, in the event of a change in control during the performance period, the performance period will be shortened to end on the date of the change in control and the executives’ awards will be based on performance through that date, with further proration if the change in control occurs prior to the final year of the performance period. Any LTIP units earned upon a change in control will remain subject to time-based vesting but will be fully vested in the event of termination by us without cause or by the executive for good reason within 18 months following the change in control. Based on our performance from the beginning of each applicable performance period through December 31, 2019, in the event of a change in control as of December 31, 2019, a portion of all of our outstanding 2018 and 2019 performance LTIP unit awards would have been earned.

If an executive’s employment is terminated before the end of a performance period as a result of death or disability, or is terminated by us without cause or by the executive for good reason (other than within 18 months following a change in control), the executive’s award will be calculated as of the end of the performance period in the same manner as if such termination had not occurred, but prorated based on the number of days in the performance period during which such executive was employed by us. No amounts are included in the event of such a termination, because the executive only would have been entitled to vesting to the extent that the awards were earned based on the achievement of the performance-based vesting criteria through the end of the performance period. On January 16, 2020, our named executive officers vested in performance-based LTIP units having the following values based on a per share value of $23.73, the closing price of our common stock on December 31, 2019, that were earned based on our performance for a period ending on December 31, 2019, and that would have vested upon such a termination: Mr. Trimble - $475,502; Ms. Baivier - $203,770; Mr. Ibe - $298,879; Mr. Crate - $298,879; and Ms. Bernard – $81,513.

(3)	Represents an estimated amount equal to the monthly employer contribution to provide health and dental insurance for a period of six months.
(4)	Does not include equity awards that by their terms only vest to the extent outstanding awards are not assumed by a successor company in connection with a change in control.
(5)

In the event the executive would become subject to an excise tax under Section 4999 of the Code imposed on parachute payments (within the meaning of Section 280G of the Code), the amounts payable as described above would be reduced to the level so that the excise tax will not apply, but only if such reduction would result in a greater after-tax amount to the executive.

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K promulgated by the SEC, we are providing the following information about the ratio of the median employee’s total annual compensation to the total annual compensation of our Chief Executive Officer for the year ended December 31, 2019:

•	Median employee total annual compensation (excluding our chief executive officer): $186,838
•	Our Chief Executive Officer total annual compensation (as reported in the “Summary Compensation Table” presented above): $3,809,371
•	Ratio of our Chief Executive Officer to median employee total annual compensation: 20:1

We identified the median employee using the amount reported as compensation on the employee’s Form W-2 for the year ended December 31, 2019, for all individuals who were employed by us on December 31, 2019, the last day of our payroll year (whether employed on a full-time, part-time or seasonal basis). Employees on leave of absence were excluded from the list and reportable wages were annualized for those employees who were not employed for the full calendar year.

Compensation Committee Interlocks and Insider Participation

During 2019, the following directors, all of whom are independent directors, served on the Compensation Committee: William H. Binnie, Cynthia A. Fisher, Emil W. Henry, Jr. and James E. Mead. None of our executive officers serve as a member of a board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of the Board or Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the beneficial ownership of our securities as of February 28, 2020, with respect to:

•	each of our directors and director nominees;
•	each of our named executive officers;
•

each person known by us to be the beneficial owner of 5% or more of the outstanding shares of our common stock or the outstanding shares of our common stock and common units in our operating partnership; and

•	all of our directors and executive officers as a group.

Beneficial ownership of securities is determined under rules of the SEC and generally includes any securities over which a person exercises sole or shared voting or investment power. Except as noted by footnote, and subject to community property laws where applicable, we believe based on the information provided to us that the persons and entities named in the table below have sole voting and investment power with respect to all shares of our common stock and common units and LTIP units in our operating partnership shown as beneficially owned by them. As of February 28, 2020, there were:

•	75,050,292 shares of our common stock outstanding;
•

8,673,112 common units of our operating partnership outstanding, excluding common units held by us, each of which is redeemable for one share of our common stock (if we elect to issue common stock rather than pay cash upon such redemption); and

•

1,033,334 earned and vested LTIP units outstanding that were issued pursuant to our 2015 Equity Incentive Plan (excluding LTIP units that are subject to performance-based and/or time-based vesting conditions), each of which, upon the satisfaction of certain conditions, is convertible into one common unit.

Unless otherwise indicated, all securities are owned directly. Except as indicated in the footnotes to the table below, the business address of the stockholders listed below is the address of our principal executive office, 2101 L Street NW, Suite 650, Washington, D.C. 20037.

	Common Stock		Common Stock and Units
Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of All Shares(2)	Number of Shares and Units Beneficially Owned(1)	Percentages of All Shares and Units(2)
5% Stockholders:
BlackRock, Inc.(3)	13,169,910	17.5%	13,169,910	15.5%
The Vanguard Group (4)	8,369,008	11.2%	8,369,008	9.9%
Michael P. Ibe(5)	21,029	*	6,334,908	7.5%
AllianceBernstein L.P.(6)	4,354,481	5.8%	4,354,481	5.1%
State Street Corporation(7)	3,838,223	5.1%	3,838,223	4.5%
Named Executive Officers, Directors and Director Nominees:
William C Trimble, III(8)	99,727	*	818,571	1.0%
Darrell W. Crate(9)	53,029	*	794,995	*
Michael P. Ibe(5)	21,029	*	6,334,908	7.5%
Meghan G. Baivier(10)	7,353	*	211,536	*
Alison M. Bernard(11)	3,074	*	50,039	*
William H. Binnie	24,777	*	24,777	*
Cynthia A. Fisher(11)(12)	94,325	*	94,325	*
Scott D. Freeman	—	*	—	*
Emil W. Henry, Jr..(11)	24,777	*	24,777	*
Tara S. Innes	—	*	—	*
James E. Mead(11)(13)	46,777	*	46,777	*
All directors, director nominees and executive officers as a group (12 persons)	386,435	*	8,421,949	9.9%

*Represents less than 1.0%

(1)

“Number of Shares Beneficially Owned” does not include shares of our common stock that may be acquired by redeeming common units in our operating partnership. “Number of Shares and Units Beneficially Owned” includes all shares included in the column titled “Number of Shares Beneficially Owned” plus shares of our common stock that may be acquired by redeeming common units assuming that (i) all outstanding common units in our operating partnership are immediately redeemable/exchangeable, (ii) all outstanding vested LTIP units have been converted into an equal number of common units in our operating partnership (excluding LTIP units that are subject to performance-based and/or time-based vesting conditions) and (iii) all common units in our operating partnership have been exchanged for shares of our common stock.

(2)

As of February 28, 2020, 75,050,292 shares of our common stock, 8,673,112 common units (other than common units held by us) and 1,033,334 LTIP units were outstanding (excluding LTIP units that are subject to performance-based and/or time-based vesting conditions). In calculating the percentage of outstanding shares of common stock and units held by each person, we assume that: (i) all outstanding vested LTIP units (excluding LTIP units that are subject to performance-based and/or time-based vesting conditions) held by all persons have been converted into an equal number of common units in our operating partnership, and (ii) all common units in our operating partnership held by all persons, other than us, have been exchanged for shares of our common stock.

(3)

Based solely on information contained in a Schedule 13G/A filed by BlackRock, Inc. and certain of its affiliates with the SEC on February 4, 2020. The Schedule 13G/A indicates that BlackRock has sole voting power with respect to 12,953,254 shares of common stock and sole dispositive power with respect to 13,169,910 shares of common stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(4)

Based solely on information contained in a Schedule 13G/A filed by The Vanguard Group and certain of its subsidiaries with the SEC on February 12, 2020. The Schedule 13G/A indicates that The Vanguard Group has sole voting power with respect to 168,259 shares of common stock, shared voting power with respect to 88,915 shares of common stock, sole dispositive power with respect to 8,197,989 shares of common stock and shared dispositive power with respect to 171,019 shares of common stock. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

(5)

Includes 316,560 earned and vested LTIP units. Also includes 5,759,819 common units that Mr. Ibe received in connection with the contribution of certain properties at the time of our initial public offering and 12,500 common units that Mr. Ibe received in exchange for the contribution of the DEA - Pleasanton property on October 21, 2015. These common units are held by Western Devcon, Inc. and West OP Holdings, LLC, each of which is wholly owned by Mr. Ibe. Includes 2,500,000 common units, which are pledged as collateral to secure a line of credit as permitted under the terms of a contractual right to pledge entered into by the Company and Mr. Ibe in connection with the contribution of certain properties by Mr. Ibe at the time of our initial public offering. The address for Western Devcon, Inc. and West OP Holdings, LLC is 10525 Vista Sorrento Parkway, Suite 110, San Diego, CA 92121.

(6)

Based solely on information contained in a Schedule 13G filed by AllianceBernstein L.P., in its capacity as an investment adviser, with the SEC on February 18, 2020. The Schedule 13G indicates that AllianceBernstein L.P. has sole voting power with respect to 3,677,142 shares of common stock and sole dispositive power with respect to 4,354,481 shares of common stock. The address of AllianceBernstein L.P. is 1345 Avenue of the Americas, New York NY 10105.

(7)

Based solely on information contained in a Schedule 13G filed by State Street Corporation with the SEC on February 14, 2020. The Schedule 13G indicates that State Street Corporation has shared voting power with respect to 3,079,613 shares of common stock and shared dispositive power with respect to 3,838,223 shares of common stock. The address of State Street Corporation is State Street Financial Center, One Lincoln Street, Boston, MA 02111.

(8)	Includes 469,885 earned and vested LTIP units.

(9)

Includes 35,720 earned and vested LTIP units.  Includes 635,406 common units Mr. Crate owns indirectly through Easterly Capital, LLC, which are pledged as collateral to secure a line of credit pursuant to a contractual right to pledge entered into by the Company and Easterly Capital, LLC in connection with the contribution of certain properties by Easterly Capital, LLC entered into at the time of our initial public offering. The address for Easterly Capital, LLC is 138 Conant Street, Beverly, MA 01915.

(10)	Includes 124,183 earned and vested LTIP units.
(11)	Includes 46,965 earned and vested LTIP units.
(12)

Includes (i) 12,736 shares held by a pension of which Ms. Fisher is the administrator and holds a remainder interest (ii) 1,000 shares held by Ms. Fisher’s father, (iii) 5,712 shares held by a profit sharing trust of which Ms. Fisher is the administrator and holds a remainder interest, and (iv) 6,800 shares in accounts for her children where she serves as custodian.

(13)	Includes 41,276 shares that Mr. Mead owns through The Mead Family Trust.

Delinquent Section 16(a) Reports

16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and persons who own more than 10% of a registered class of our equity securities are required by SEC regulation to furnish us with copies of all Section 16(a) forms that they file. Due to an inadvertent administrative error, Mr. Trimble was one day late in filing a Form 4 with respect to shares of common stock sold pursuant to a Rule 10b5-1 trading plan. The required report disclosing the transaction was due by October 3, 2019 but was filed on the morning of October 4, 2019.  Based on our records and other information, we believe all reporting persons filed all other applicable SEC reports required for 2019 within the required timeframe.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review and Approval of Future Transactions with Related Persons

The Board has approved a Related Person Transaction Approval and Disclosure Policy for the review, approval or ratification of any related person transaction. Under this policy all related person transactions, other than a transaction for which an obligation to disclose under Item 404 of Regulation S-K (or any successor provision) arises solely from the fact that a beneficial owner, other than the affiliates of our predecessor, of more than 5% of a class of the company’s voting securities (or an immediate family member of any such beneficial owner) has an interest in the transaction, must be reviewed and approved by a majority of the disinterested directors on the Board in advance of us or any of our subsidiaries entering into the transaction; provided that, if we or any of our subsidiaries enter into a transaction without recognizing that such transaction constitutes a related person transaction, the approval requirement will be satisfied if such transaction is ratified by a majority of the disinterested directors on the Board promptly after we recognize that such transaction constituted a related person transaction. Disinterested directors are directors that do not have a personal financial interest in the transaction that is adverse to our financial interest or that of our stockholders. The term “related person transaction” refers to a transaction required to be disclosed by us pursuant to Item 404 of Regulation S-K (or any successor provision) promulgated by the SEC.

OTHER MATTERS

Solicitation of Proxies

We will pay the cost of solicitation of proxies. Our directors, officers and employees may solicit proxies personally, by telephone, via the Internet or by mail without additional compensation for such activities. We also will request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send a proxy statement to and obtain proxies from such beneficial owners. We will reimburse such holders for their reasonable expenses. No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary.

Stockholder Proposals

Stockholders who, in accordance with the Rule 14a-8 under the Exchange Act, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2021 annual meeting must submit their proposals to us on or before December 7, 2020.

Apart from the SEC’s Rule 14a-8 that addresses the inclusion of stockholder proposals in our proxy materials, under our bylaws, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of stockholders must be timely submitted in writing to the Secretary of the Company, at Easterly Government Properties, Inc., 2101 L Street NW, Suite 650, Washington, D.C. 20037. To be considered timely, we must receive the notice of your intention to introduce a nomination or proposed item of business at our annual meeting:

•	not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the notice for the preceding year’s annual meeting; or
•

not earlier than the 150th day prior to the date of the annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made, in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting.

Assuming that our 2021 annual meeting is not advanced or delayed by more than 30 days from the first anniversary of the date of the 2020 annual meeting, we must receive notice of your intention to introduce a nomination or other item of business at the 2020 annual meeting after November 7, 2020 and no later than 5:00 p.m., Eastern Time, on December 7, 2020.

Attendance at the Meeting

All stockholders of record of shares of common stock at the close of business on the record date, or their designated proxies, are authorized to attend the annual meeting. If you are not a stockholder of record but hold shares through a broker, bank or other nominee, you should provide proof of beneficial ownership as of the record date, such as an account statement reflecting your stock ownership as of the record date, a copy of the voting instruction card provided by your broker, bank or other nominee, or other similar evidence of ownership. If you do not have proof of ownership, you may not be admitted to the annual meeting. Each stockholder and proxy may be asked to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions.

Householding of Proxy Materials

If you and other residents at your mailing address own shares of common stock in street name, your broker, bank or other nominee may have sent you a notice that your household will receive only one annual report, Proxy Notice, notice of annual meeting and/or proxy statement. This procedure, known as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also reduce our printing and postage costs. Under applicable law, if you consented or were deemed to have consented, your broker, bank or other nominee may send one copy of our annual report, Proxy Notice, notice of annual meeting and/or proxy statement to your address for all residents that own shares of common stock in street name. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you are receiving multiple copies of our annual report, notice of annual meeting and/or proxy statement, you may be able to request householding by contacting your broker, bank or other nominee.

If you wish to request extra copies free of charge of our annual report or proxy statement, please send your request in writing to Easterly Government Properties, Inc., 2101 L Street NW, Suite 650, Washington, D.C. 20037, Attention: Investor Relations or by telephone at (202) 595-9500.

Other Matters

The Board does not know of any matters other than those described in this proxy statement that will be presented for action at the annual meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

By Order of the Board of Directors

William C. Trimble, III
Chief Executive Officer, President and Director

Washington, D.C.
April 6, 2020

Appendix A

Non-GAAP Financial Measures

Funds From Operations

Funds from Operations (“FFO”) is a supplemental measure of our performance. We present FFO calculated in accordance with the current National Association of Real Estate Investment Trusts (“Nareit”) definition. FFO is a supplemental performance measure that is commonly used in the real estate industry to assist investors and analysts in comparing results of real estate investment trusts (“REITs”).

FFO is defined, in accordance with the Nareit FFO White Paper – 2018 Restatement, as net income (loss), calculated in accordance with GAAP, excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. FFO is a widely recognized measure of REIT performance. Although FFO is a non-GAAP financial measure, the Company believes that information regarding FFO is helpful to shareholders and potential investors.

FFO is presented as a supplemental financial measure and does not fully represent our operating performance. Other REITs may use different methodologies for calculating FFO or use other definitions of FFO and, accordingly, our presentation of FFO may not be comparable to other REITs. Please refer to our financial statements included in our annual report on Form 10-K for the year ended December 31, 2019, prepared in accordance with GAAP, for purposes of evaluating our financial condition, results of operations and cash flows.

The following table sets forth a reconciliation of FFO and FFO per share on a fully diluted basis for the year ended December 31, 2019 (in thousands, except per share on a fully diluted basis):

Year Ended December 31, 2019 ($)
Net Income	8,224
Depreciation and amortization	92,439
Gain on sale of operating property	(6,245)
Funds From Operations (FFO)	94,418
FFO, per share – fully diluted basis	1.20
Weighted average common shares outstanding – fully diluted basis	78,566,181

“Fully diluted basis” assumes the exchange of all outstanding common units representing limited partnership interests in the Company’s operating partnership, or common units, the full vesting of all shares of restricted stock units, and the exchange of all earned and vested LTIP units in the Company’s operating partnership for shares of common stock on a one-for-one basis, which is not the same as the meaning of “fully diluted” under GAAP. Fully diluted basis does not include outstanding LTIP units in the Company’s operating partnership that are subject to performance criteria that have not yet been met.

A - 1

EASTERLY GOVERNMENT PROPERTIES, INC. ANNUAL MEETING OF STOCKHOLDERS To be Held on May 5, 2020 This proxy is solicited by the Board of Directors The undersigned hereby appoints William C. Trimble, III and Darrell W. Crate, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Easterly Government Properties, Inc. held of record by the undersigned on March 20, 2020, at the Annual Meeting of Stockholders to be held at 1:00 p.m., Eastern Time on May 5, 2020, at 2101 L Street NW, Suite 650, Washington, D.C. 20037, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted “For” all nominees for director, “For” the approval, on a non-binding advisory basis, of our named executive officer compensation, and “For” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD. (Continued and to be signed on the reverse side) PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 5, 2020. The Proxy Statement and our 2019 Annual Report to Stockholders are available at: http://www.viewproxy.com/easterlygvtprop/2020

Please mark your votes like this THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR all nominees listed: 1. Election of Directors. Nominees: FOR AGAINST ABSTAIN 01 Darrell W. Crate 02 William C. Trimble, Ill 03 Michael P. Ibe 04 William H. Binnie 05 Cynthia A. Fisher 06 Scott D. Freeman 07 Emil W. Henry, Jr. 08 Tara S. Innes The Board of Directors recommends you vote FOR the following proposal: 2.  Approval, on a non-binding advisory basis, of our named executive officer compensation. FOR AGAINST ABSTAIN The Board of Directors recommends you vote FOR the following proposal: 3. Ratification of the Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020. FOR AGAINST ABSTAIN NOTE:  At the discretion of such proxies on such other matters as may properly come before the meeting or any adjournment thereof. Please indicate if you plan to attend this meeting. Yes No Date Signature Signature (Joint Owners) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.DO NOT PRINT IN THIS AREA (Shareholder Name & Address Data) Address Change/Comments: (If you noted any  Address Changes and/or Comments above, please mark box.)  CONTROL NUMBER PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.CONTROL NUMBER PROXY VOTING INSTRUCTIONS Please have your 11-digit control number ready when voting by Internet or Telephone INTERNET Vote Your Proxy on the Internet: Go to www.AALvote.com/DEA Have your proxy card available when you access the above website. Follow the prompts to vote your shares. TELEPHONE Vote Your Proxy by Phone: Call 1 (866) 804-9616 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope  provided.